Exhibit 10.24

CERTAIN INFORMATION CONTAINED IN THIS EXHIBIT, MARKED BY [***], HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE THE REGISTRANT HAS DETERMINED THAT IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

CONFIDENTIAL

Final Execution Version

STOCK PURCHASE AGREEMENT

by and among

Equillium, Inc.,

Ariagen, Inc.,

The Stockholders of Ariagen, Inc. Listed on Schedule I

and

Peter Colabuono,

As Securityholders’ Representative

Dated as of October 4, 2024

-i-

Table of Contents

(continued)

Exhibits

Exhibit A	-	Certain Definitions
Exhibit B	-	Option Cancellation Agreement
Exhibit C	-	ARI-186

Schedules

SCHEDULE I	-	Stockholders List

STOCK PURCHASE AGREEMENT

This Stock and Purchase Agreement (as may be amended from time to time, this “Agreement”) is made and entered into as of October 4, 2024 by and among (i) Equillium, Inc., a Delaware corporation (“Buyer”), (ii) Ariagen, Inc., a Delaware corporation (the “Company”), (iii) the holders of all the Company Stock listed on Schedule I hereto (the “Sellers” and each, individually, a “Seller”), and (iv) Peter Colabuono, an individual currently residing in the State of California, solely in his capacity as the representative of the Securityholders (the “Securityholders’ Representative”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

Recitals

A. The Sellers own all of the issued and outstanding shares of Company Stock set forth opposite such Seller’s name on Schedule I hereto (collectively, the “Shares”) as of the date of this Agreement.

B. Sellers desire to sell and transfer all of the Shares to Buyer, and Buyer desires to acquire all of the Shares from Sellers, all on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of these premises, the covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, agree as follows:

Section 1. Description of Transaction

1.1 Purchase and Sale of Shares. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Sellers shall sell, transfer and deliver to Buyer, free and clear of all Liens (other than transfer restrictions imposed by applicable securities laws), the Shares, and Buyer shall, subject to Section 6.1, assume and pay for the benefit of the Sellers all Liabilities of the Company and pay, if any Milestone Event is achieved, the applicable Contingent Payment with respect to the corresponding Milestone Payment to the Sellers at the Buyer’s election in cash or shares of common stock of the Buyer (the “Buyer Shares”), or a combination of cash and Buyer Shares, in accordance with the Payment Schedule, prepared in accordance with the Organizational Documents, to be delivered in accordance with Section 5.1(c); provided, that if Buyer elects to make any portion of any Contingent Payment in Buyer Shares, Buyer shall [***]. The Securityholders’ Representative shall deliver the Payment Schedule to Buyer, which shall provide the amount of Buyer Shares and cash to be issued and paid to each Seller and holder of Vested Options in connection with the applicable Contingent Payment. Buyer shall be entitled to rely on the Payment Schedule, including any update thereto provided by the Securityholders’ Representative to Buyer to reflect any adjustments in accordance with the terms of this Agreement, and Buyer shall (x) not be responsible for the calculations, allocations or determinations regarding such calculations or allocations in such Payment Schedule (including any update thereto following the Closing) and (y) have no obligation to confirm or otherwise verify such calculations or allocations.

1.2 Purchase Price. The aggregate purchase price for the Shares and Vested Options, in each case, outstanding as of immediately prior to the Closing (the “Purchase Price”) shall be an amount equal to all Liabilities of the Company assumed by Buyer, plus the Contingent Payments, if any. If any portion of a Contingent Payment is to be paid via the issuance of Buyer Shares, the number of Buyer Shares to be issued to a Seller shall be based on the cash value of the Contingent Payment payable to such Seller as set forth in the Payment Schedule divided [***]. If there is no public trading price for Buyer’s Common Stock at the time a Milestone Event trigger occurs, the parties agree to use $[***] per share for purposes of determining the number of Buyer Shares to be issued as Contingent Payment. To the extent Buyer issues

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Buyer Shares to any Seller as payment of any Contingent Payment owed under the terms of this Agreement, the number of Buyer Shares issued shall not exceed 4.99% of Buyer’s outstanding shares of common stock on the date of this Agreement without obtaining the stockholder approval required to comply with applicable Law and the Nasdaq Listing Rules.

1.3 Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely via electronic exchange of required Closing documentation at 9:00 a.m. prevailing Pacific Time on a date to be mutually agreed by Buyer and the Company (the “Closing Date”).

1.4 Withholding. Buyer and the Company, as applicable, shall be entitled to deduct and withhold from any consideration or other amounts otherwise payable pursuant to this Agreement any amounts required to be deducted and withheld under applicable Law; provided, that Buyer or the Company, as applicable, will provide written notice within a reasonable time of any such deduction or withholding. To the extent any amounts are so deducted or withheld and remitted to the appropriate Governmental Body, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person with respect to which such deduction or withholding was made. Buyer, each Seller and the Company shall use commercially reasonable efforts to reduce or eliminate any such deduction or withholding.

1.5 Treatment of Company Options. Each Company Option that is outstanding and has not been exercised immediately prior to Closing, whether or not vested, will accelerate and vest immediately prior to the Closing (each, a “Vested Option”). Each Vested Option shall be cancelled at the Closing and converted automatically into the right to receive, as and when payable pursuant to the terms of this Agreement and subject to the delivery to the Company of a duly executed and completed option cancellation agreement in substantially the form attached hereto as Exhibit B (the “Option Cancellation Agreement”), an amount in cash for each cancelled Vested Option (without interest and in the case of holders of Employee Options, less any applicable Tax withholding), equal to the amount set forth on the Payment Schedule, prepared in accordance with the Organizational Documents, to be delivered in accordance with Section 5.1(c) (the “Options Payout Amount”). The Option Payout Amount shall be net of the exercise price per share of such Vested Option. Prior to the Closing, the Company and the board of directors of the Company shall adopt any resolutions and take any other actions necessary to (i) effectuate the provisions of this Section 1.5 and (ii) cause the Company Equity Incentive Plan to terminate at or prior to the Closing.

1.6 Contingent Consideration.

(a) Milestone Events; Milestone Payments. Subject to the remainder of this Section 1.6, Buyer shall pay, or cause to be paid, to the Sellers and holders of Vested Options, upon the first achievement of each of the milestone events set forth in the table below (each, a “Milestone Event”), the applicable milestone payment corresponding to such Milestone Event set forth in the table below (each, a “Milestone Payment”), less the amount of any Losses that Buyer is entitled to set off against such Milestone Payment in accordance with Section 6.1 (the amount of such Losses, the “Permitted Offsets”). Notwithstanding anything in this Agreement to the contrary, no Milestone Payment shall be earned or

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otherwise payable for any Milestone Event that is first achieved after the ten-year anniversary of the Closing Date.

Milestone Event	Milestone Payment (US$)
1. [***]	[***]
2. [***]	[***]
3. [***]	[***]

Each of the Milestone Payments shall be payable one time only, for the first achievement of the corresponding Milestone Event [***]. For the avoidance of doubt, in no event shall the aggregate Milestone Payments (before giving effect to all applicable Permitted Offsets) payable by Buyer hereunder exceed [***].

(b) Milestone Notice and Payments. Within [***] after the first achievement of each Milestone Event, Buyer shall notify the Securityholders’ Representative in writing of the achievement of such Milestone Event (each, a “Milestone Notice”), which Milestone Notice shall set forth the amount of applicable Permitted Offsets, if any. Within [***] after delivery of any Milestone Notice, the Securityholders’ Representative shall deliver to Buyer an updated Payment Schedule with respect to such Milestone Payment, which shall reflect the Permitted Offsets, if any, set forth in such Milestone Notice. Within [***] after delivery of such updated Payment Schedule to Buyer, Buyer shall pay or issue, or cause to be paid or issued, the applicable Milestone Payment, net of applicable Permitted Offsets, if any (such net payment amount, a “Contingent Payment”), in cash or Buyer Shares (determined in accordance with Section 1.2), in accordance with their respective allocations set forth in such Payment Schedule. If any portion of such Contingent Payment is to be paid in cash, such amount shall be paid by wire transfer of immediately available funds to an account specified in the applicable updated Payment Schedule.

(c) Acknowledgments. Each Seller and holder of Vested Options acknowledges and agrees that (i) Buyer is entitled to conduct the business of the Company, including with respect to any Product, in a manner that is in the best interests of the Buyer and its stockholders, and shall have the absolute right and sole and absolute discretion to operate and otherwise make decisions with respect to the conduct of the business of the Company, including with respect to any Product, and to take or refrain from taking any action with respect thereto; (ii) Buyer or any of its Affiliates currently or may in the future offer products or services that compete, either directly or indirectly, with any Product and may make decisions with respect to such products and services that may adversely affect any Product and the products, services, sales, revenues, expenses, or other financial performance measures of the Company; (iii) neither Buyer nor any of its Affiliates shall have any liability to any Seller or holder of Vested Options or any other Person for any claim, loss or damage of any nature, including claims, losses or damages that arise out of or relate in any way to any decisions or actions affecting whether or not any Milestone Event is achieved or achievable, or whether or not or the extent to which any Milestone Payment becomes payable in accordance with this Section 1.6; (iv) there is no assurance that the Sellers or holders of Vested Options will receive any Milestone Payment; (v) neither Buyer nor any Affiliate of Buyer promised or projected any amounts to be received by the Sellers or holders of Vested Options in respect of any Milestone Payment, and the Securityholders’ Representative (on behalf of the Sellers or holders of Vested Options) has not relied on any statements or information provided by or on behalf of Buyer or its Affiliates with respect to the likelihood of development or approval of any Product; (vi) neither Buyer nor the Company nor any other Affiliates of Buyer owe to the Securityholders’ Representative or the Sellers or holders of Vested Options any fiduciary duty with respect to the achievement of the Milestone Events and/or the payment of the Milestone Payments, it being understood and agreed that this clause (vi) is not intended to reduce or

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eliminate any fiduciary duties owed under Law to the Sellers or holders of Vested Options (including their heirs and assigns) as owners of Buyer’s common stock, if applicable; and (vii) the parties intend the express provisions of this Agreement to govern their contractual relationship and to supersede any standard of efforts or implied covenant of good faith and fair dealing that might otherwise be imposed by any court or other Governmental Body; provided, however, that notwithstanding the foregoing, in no event shall Buyer or the Company take any material action with the sole intent of decreasing the amount of a Milestone Payment that would otherwise be payable hereunder. Buyer’s maximum aggregate liability for any and all breaches by Buyer of its obligations under this Section 1.6 with respect to any Milestone Event or Milestone Payment shall be limited to the unpaid portion, if any, of the Contingent Payment for such Milestone Event, and neither Buyer nor any of its Affiliates shall have any other liability hereunder to any Seller or holder of Vested Options or any other Person for any claim, loss or Damage of any nature, including claims, losses or Damages that arise out of or relate in any way to any decisions or actions affecting whether or not any Milestone Event is achieved or achievable, or whether or not or the extent to which any Milestone Payment becomes payable in accordance with this Section 1.6.

(d) Limited Right to Transfer. The right of any Seller or holder of Vested Options to receive any amounts with respect to Milestone Payments (i) shall not be evidenced by a certificate or other instrument, (ii) shall not be assigned or otherwise transferred by such Seller or holder of Vested Options, other than (A) on death by will or intestacy, (B) pursuant to a court order, (C) by operation of Law (including a consolidation or merger), or (D) without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; provided that any assignee or transferee shall, as a condition to such assignment or transfer, deliver to Buyer a written instrument confirming that such assignee or transferee shall be bound by all of the terms and conditions of this Agreement and (iii) does not represent any right other than the right to receive the Milestone Payments pursuant to this Agreement. Any attempted transfer of the right to any amounts with respect to any such payment by any holder thereof (other than as specifically permitted by the immediately preceding sentence) shall be null and void.

1.7 Securityholders’ Representative.

(a) In order to efficiently administer certain matters contemplated hereby following the Closing, including any actions that the Securityholders’ Representative may, in its sole discretion, determine to be necessary, desirable or appropriate in connection with the matters set forth in this Agreement, the Sellers hereby designate the Securityholders’ Representative as the representative of the Sellers.

(b) In the event the Securityholders’ Representative dies, becomes unable to perform his, her or its responsibilities hereunder or resigns from such position, the Sellers who held at least a majority of the Shares immediately prior to the Closing shall be authorized to and shall select another representative to fill such vacancy and such substituted representative shall be deemed to be the Securityholders’ Representative for all purposes of this Agreement and the documents delivered pursuant hereto.

(c) In addition to the foregoing, the Sellers agree that:

(i) the Securityholders’ Representative shall be appointed and constituted the true and lawful attorney-in-fact of each Seller, with full power in his, her or its name and on his, her or its behalf to act according to the terms of this Agreement and in general to do all things and to perform all acts including, without limitation, executing and delivering any agreements, certificates, receipts, instructions, notices or instruments contemplated by or deemed advisable in connection with this Agreement. The Securityholders’ Representative hereby accepts such appointment;

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(ii) the Securityholders’ Representative shall have full authority to, after the Closing (A) execute, deliver, acknowledge, certify and file on behalf of the Sellers (in the name of any or all of the Sellers or otherwise) any and all documents that the Securityholders’ Representative may, in its sole discretion, determine to be necessary, desirable or appropriate, in such forms and containing such provisions as the Securityholders’ Representative may, in its sole discretion, determine to be appropriate, (B) do all things and to perform all acts, including amending the Transaction Documents, waiving rights, discharging liabilities and obligations, making all decisions relating to the determination of the Contingent Payments (or any Permitted Offsets reflected in such Contingent Payments) in accordance with this Agreement, and resolve disputes, including with respect to the Contingent Payments (including Permitted Offsets) and indemnification claims hereunder, (C) give and receive notices and other communications relating to this Agreement and the transactions contemplated hereby (except to the extent that this Agreement contemplates that such notice or communication shall be given or received by the Sellers individually), (D) take or refrain from taking any actions (whether by negotiation, settlement, litigation or otherwise) to resolve or settle all matters and disputes arising out of or related to this Agreement and the transactions contemplated hereby and thereby, (E) prepare and deliver to Buyer one or more updated Payment Schedules to reflect any changes in the payment amounts owed to the Sellers and holders of Vested Options in accordance with the terms of this Agreement, and (F) engage attorneys, accountants, financial and other advisors, paying agents and other persons necessary or appropriate in the judgment of the Securityholders’ Representative for the accomplishment of the foregoing;

(iii) Buyer and the Company shall be entitled to rely conclusively on the instructions and decisions given or made by the Securityholders’ Representative as to any of the matters described in this Section 1.7, and no party shall have any cause of action against Buyer, the Company or their respective Affiliates for any action taken by Buyer, the Company or their respective Affiliates in reliance upon any such instructions or decisions;

(iv) all actions, decisions and instructions of the Securityholders’ Representative, including any agreement between the Securityholders’ Representative and Buyer relating to the determination or dispute of any Contingent Payment, or the defense or settlement of any claims for which the Sellers may be required to indemnify the Buyer Indemnified Parties pursuant to Section 6.1 hereof, shall be conclusive and binding upon each of the Sellers, and no Seller shall have any cause of action against the Securityholders’ Representative and the Securityholders’ Representative shall not be liable for any action taken, decision made or instruction given by the Securityholders’ Representative under this Agreement, except for fraud or willful breach of this Agreement on the part of the Securityholders’ Representative;

(v) the provisions of this Section 1.7 are independent and severable, are irrevocable and coupled with an interest, and shall be enforceable notwithstanding any rights or remedies that any Seller may have in connection with the transactions contemplated by this Agreement; and

(vi) the provisions of this Section 1.7 shall be binding upon the executors, heirs, legal representatives successors and assigns of each Seller, and any references in this Agreement to a Seller or the Sellers shall mean and include the successors to the Sellers’ rights hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.

(d) As between the Sellers and the Securityholders’ Representative, the Securityholders’ Representative shall not be liable for any act done or omitted hereunder as Securityholders’ Representative while acting in good faith, and any act done or omitted to be done pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Securityholders’ Representative shall be indemnified, defended and held harmless and reimbursed by the Sellers from and against any Securityholders’ Representative Expenses arising out of or in connection with the

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Securityholders’ Representative’s execution and performance of this Agreement and the agreements ancillary hereto, in each case as such Securityholders’ Representative Expense is suffered or incurred; provided, that in the event that any such Securityholders’ Representative Expense is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Securityholders’ Representative, the Securityholders’ Representative will reimburse the Sellers the amount of such indemnified Securityholders’ Representative Expenses to the extent attributable to such gross negligence or willful misconduct. If not paid directly to the Securityholders’ Representative by the Sellers, any such Securityholders’ Representative Expense may be recovered by the Securityholders’ Representative, at any time (i) from any Contingent Payment, to the extent actually paid; or (ii) from the Sellers according to each Seller’s Ownership Percentage with respect to the first Milestone Payment; provided, however, that while this Section 1.7 allows the Securityholders’ Representative to be paid from any Contingent Payment, this does not relieve any Seller from its obligation to pay its Ownership Percentage of any such Securityholders’ Representative Expenses as they are suffered or incurred, nor does it prevent the Securityholders’ Representative from seeking any remedies available to it at Law or otherwise, and provided further that no Seller shall be liable to the Securityholders’ Representative for any amount in excess of the portion of the Purchase Price (to the extent actually paid) to which such Seller is entitled. In no event will the Securityholders’ Representative be required to advance its own funds on behalf of the Sellers or otherwise. The Sellers acknowledge and agree that the foregoing indemnities will survive the resignation or removal of the Securityholders’ Representative or the termination of this Agreement.

Section 2. Representations And Warranties Of The Company and Sellers

Except as set forth in the Disclosure Schedule, the Company represents and warrants to the Buyer with respect to the Company, and each Seller represents and warrants, severally and not jointly, to Buyer with respect to itself (and not as to any other Seller), as follows:

2.1 Subsidiaries; Due Incorporation; Etc.

(a) The Company and such Seller, if not an individual, are each duly organized and validly existing under the laws of the jurisdiction of its formation or incorporation, as applicable, and has all necessary corporate power and authority to conduct its business in the manner in which its business is currently being conducted.

(b) Such Seller, if an Entity, is duly qualified or licensed to do business and, where applicable as a legal concept, is in good standing in each jurisdiction where the character of the properties owned, leased or licensed by it or the nature of its business and activities makes such qualification, licensing or good standing necessary, except where the failure to be so qualified or licensed or in good standing would not reasonably be expected to prevent or materially impair or materially delay the ability of such Seller to perform its obligations under this Agreement.

(c) The Company is duly qualified or licensed to do business and, where applicable as a legal concept, is in good standing in each jurisdiction where the character of the properties owned, leased or licensed by it or the nature of its business and activities makes such qualification, licensing or good standing necessary, except where the failure to be so qualified or in such good standing has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(d) The Company does not have any Subsidiaries.

2.2 Governing Documents. The Company has delivered or otherwise made available to Buyer true and correct copies of all Organizational Documents of the Company, including all amendments thereto, as in effect on the date hereof.

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2.3 Title to Shares; Capitalization, Etc.

(a) Each Seller is the record owner of, and has good and valid title to its Shares set forth opposite his, her or its name in Section 2.3(b) of the Disclosure Schedule, free and clear of any Liens (subject to applicable securities laws).

(b) The authorized share capital of the Company consists of: (i) 34,250,000 shares of Company Common Stock, of which 4,187,966 shares are issued and outstanding; (ii) 10,011,678 shares of Company Series A Preferred Stock, of which 10,011,678 shares are issued and outstanding; (iii) 15,468,904 shares of Company Series A‑1 Preferred Stock, of which 15,468,904 shares are issued and outstanding; and (iv) 3,000,000 shares of Company Series A‑2 Preferred Stock, of which 2,520,863 will be issued upon conversion of the note described in Section 2.23 of the Disclosure Schedule immediately prior to, and contingent upon the occurrence of, the Closing, and thus such 2,520,863 shares will be outstanding as of the Closing. The Company has 595,361 shares of Company Common Stock reserved for issuance to employees, non-employee directors and consultants pursuant to the Company Equity Incentive Plan, of which 75,000 shares of Company Common Stock are subject to outstanding Company Options. Section 2.3(b) of the Disclosure Schedule accurately sets forth, (A) the names of the holders of Company Common Stock and the total number of shares of Company Common Stock held by each holder, and (B) the names of the holders of Company Preferred Stock and the total number of shares of Company Preferred Stock held by each holder. Except as set forth in Section 2.3(b) of the Disclosure Schedule, there is no other Company Common Stock or Company Preferred Stock outstanding.

(c) Section 2.3(c) of the Disclosure Schedule sets forth a true, correct and complete list of all holders of Company Options, including: (i) the name of the Optionholders; (ii) the total number of shares of Company Common Stock that are underlying each Company Option; (iii) the exercise price per share of Company Common Stock purchasable under such Company Option; and (iv) whether such Company Option is intended to be an “incentive stock option” as defined in Section 422 of the Code or a non-qualified stock option. Each Company Option (whether or not currently outstanding) is exempt from Section 409A of the Code. Except as set forth in Section 2.3(c) of the Disclosure Schedule, there are no other outstanding Company Options.

(d) Each service provider or former service provider of the Company who holds or held a share of Company Common Stock or Company Preferred Stock that was subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code on the purchase or grant date, as applicable, has filed a valid and timely election under Section 83(b) of the Code with respect to such share. With respect to the Company Options (whether or not currently outstanding), (i) each grant of an option was duly authorized no later than the date on which the grant of such option was by its terms to be effective by all necessary corporate action, (ii) each such grant was made in accordance with the terms of the Company equity incentive plan under which it was granted and in compliance with applicable Laws, including valid exemptions from registration under applicable securities Laws, (iii) each award of Company Options has been made in, and does not materially deviate from, the standard form award agreement under the Company Equity Incentive Plan, a true, correct and complete copy of which has been made available to Buyer, and (iv) there is no agreement, arrangement or understanding (written or oral) to amend, modify or supplement any such award agreement in any case from the form made available to Buyer or to make any new grant of Company Options. The terms of the Company Equity Incentive Plan permit the treatment of Company Options granted or issued thereunder in accordance with Section 1.5, without the consent or approval of any Person other than the Company’s board of directors.

(e) Except Company Options set forth in Section 2.3(c) of the Disclosure Schedule, the shares of Series A-2 Preferred Stock issuable upon conversion of the note described in Section 2.23 of the Disclosure Schedule, or agreements that will terminate in accordance with their terms upon the Closing,

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(i) there are no other existing options, pledges, warrants, restricted stock units, calls, rights (including conversion rights, preemptive rights, co-sale rights, rights of first refusal, right to purchase, subscription rights or similar rights) or agreements to which the Company or any Seller is a party requiring, and there are no securities of the Company outstanding which upon the conversion or exchange would require, the issuance, sale or transfer of any additional shares of the Company or other Equity Securities of the Company or other securities convertible into, exchangeable for, or evidencing the right to subscribe for or purchase, shares of the Company or other Equity Securities, (ii) there are no other obligations, contingent or otherwise, of the Company to repurchase, redeem or otherwise acquire any shares of the Company, (iii) there are no other agreements or understandings, whether oral or written, obligating the Company to issue or sell any shares, Equity Securities or debt securities of the Company and (iv) there are no other outstanding equity or equity based compensation awards, restricted stock units, stock appreciation, phantom stock, profit participation or similar rights with respect to the Company. There are no bonds, debentures, notes or other Debt of the Company having the right to vote or consent (or convertible into, or exchangeable for, securities having the right to vote or consent) on any matters on which Sellers may vote. There are no voting trusts, irrevocable proxies or other Contracts or understandings to which the Company or such Seller is a party or is bound with respect to the voting or consent of any shares of the Company.

(f) All of the Company Common Stock, Company Preferred Stock, and Company Options have been duly authorized, are validly issued, fully paid and non-assessable, were issued in compliance with applicable Law, and have not been issued in violation of any preemptive rights.

2.4 Financial Statements. The Company has delivered or otherwise made available to Buyer (a) the unaudited balance sheet and the related statement of operation and cash flows of the Company as of and for the years ended December 31, 2022 and December 31, 2023, and (b) unaudited balance sheet and related statement of operation, stockholder’s equity and cash flows of the Company as of August 31, 2024 (the “Unaudited Balance Sheet” and such date, the “Balance Sheet Date” and all of the foregoing financial statements of the Company and any notes thereto are hereinafter collectively referred to as the “Company Financial Statements”). The Company Financial Statements were prepared in accordance with GAAP and fairly present in all material respects the financial condition of the Company at the dates therein indicated and the results of operations of the Company for the periods therein specified in accordance with GAAP, except that the Company Financial Statements do not contain complete footnotes and the Unaudited Balance Sheet is subject to normal year-end adjustments (which will not individually or in the aggregate be material).

2.5 Accounts Payable. Section 2.5 of the Disclosure Schedule sets forth all accounts payable by the Company to third parties, including the name of the third party, the amount owed, the aging of such amount owed, and any known accrued late fee penalties associated with such accounts payable. The Company has provided to the Buyer all executed contracts in the Company’s possession that support any outstanding accounts payable amounts as of the Closing. All accounts payable by the Company to third parties reflected on the Unaudited Balance Sheet and arising after the Balance Sheet Date have arisen from the purchase of goods and services in the Ordinary Course of Business and accurately reflect, in all material respects, amounts owed by the Company with respect to trade accounts due and other current payables as of the Balance Sheet Date, as the case may be, and no such account payable is delinquent more than ninety (90) days in its payment. The accrued expenses of the Company in respect of the accounts payable as of the date thereof were calculated in a manner consistent with GAAP.

2.6 Absence of Certain Changes. Since the Balance Sheet Date through the date of this Agreement, (a) there has not occurred any change, effect, event or series of related events that has had or would reasonably be expected to have or otherwise constitutes, individually or in the aggregate, a Company Material Adverse Effect, and (b) except as contemplated by this Agreement and for discussion, negotiations

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and transactions related to this Agreement or other potential strategic transactions, the Company has operated its business in the Ordinary Course of Business in all material respects.

2.7 Title to Assets. The Company has good and valid title to all assets owned by it, including all assets (other than capitalized or operating leases) reflected on the Unaudited Balance Sheet or acquired after the Balance Sheet Date (except for assets sold or otherwise disposed of since the date of the Unaudited Balance Sheet in the Ordinary Course of Business) (collectively, the “Assets”). All such Assets are owned by the Company, free and clear of any Liens (other than Permitted Encumbrances). The Assets comprise all of the assets that are necessary to conduct the business of the Company as presently conducted.

2.8 Intellectual Property and Data Privacy.

(a) Section 2.8(a) of the Disclosure Schedule identifies each item of Registered IP owned or purported to be owned, in whole or in part, by the Company other than trademarks which the Company has abandoned (collectively, the “Company Owned Registered IP”), and sets forth for each item of Company Owned Registered IP: (i) the record owner(s); (ii) the jurisdiction in which such item of Company Owned Registered IP has been registered, filed or issued, (iii) the applicable registration, application or serial number, and (iv) the date of registration, filing or issuance. Each item of Company Owned Registered IP that is issued, granted or registered (i.e., excluding pending applications) is subsisting, valid and, to the Sellers’ Knowledge, enforceable. Each item of Company Owned Registered IP that is listed or required to be listed in Section 2.8(a) of the Disclosure Schedule is in compliance with formal legal requirements now or previously due, including, as applicable, all registrations, filings, payments (including maintenance fees), maintenance, renewal and other actions required to be paid, made, or taken with the relevant authorities in the U.S. or non-U.S. jurisdictions, as the case may be, to maintain such item of Company Owned Registered IP in full force and effect, and is not subject to any cancellation, opposition, nullity, reexamination proceeding or any other similar proceeding challenging its scope, validity, enforceability, ownership or use.

(b) There is no Registered IP exclusively licensed or purported to be exclusively licensed to the Company.

(c) The Company is the sole and exclusive legal and beneficial owner of all right, title and interest in and to the Owned Intellectual Property, free and clear of all Liens (other than Permitted Encumbrances), and the Company has a valid right to use all Company Intellectual Property used, or held for use in, or necessary for the conduct of the business of the Company as currently conducted and currently planned to be conducted. All Intellectual Property that is licensed to the Company is licensed to the Company under a valid and enforceable (in accordance with its terms) license agreement, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally.

(d) To the Sellers’ Knowledge, neither the Company nor the conduct of the Company’s business as currently conducted or planned to be conducted, and none of the manufacture, use, sale, offer for sale, or importation of ARI‑186 or any formulation of a Product that is currently under development by Company, infringes or misappropriates or otherwise violates any Intellectual Property rights of any third party. No Person has asserted any written claim (or to the Sellers’ Knowledge, any oral claim) (i) challenging the Company’s right, interest or title in any of the Company Intellectual Property, ARI‑186 or any Product, or (ii) alleging infringement or misappropriation or other violation of any third-party Intellectual Property by the Company or that the manufacture, use, sale, offer for sale, or importation or ARI‑186 or any Product infringes or misappropriates or otherwise violates any Intellectual Property rights of any third party, and such Seller is not aware of any facts to support such challenges or allegations. None of the Owned Intellectual Property, and, to the Sellers’ Knowledge none of any other Company

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Intellectual Property, is subject to any pending or outstanding injunction, directive, order, judgment, or other disposition of dispute that adversely restricts the use, transfer, registration or licensing of any Company Intellectual Property by the Company, nor is such Seller aware of any threats or facts that would allow the Company Intellectual Property to be threatened or subject to any such restrictions on use, transfer, registration or licensing. The Company is not bound by, nor subject to, any agreement or arrangement containing any encumbrance, covenant or other provision that in any way limits or restricts the ability of the Company to use, exploit, assert, or enforce any Company Intellectual Property anywhere in the world.

(e) To the Sellers’ Knowledge, no Person has infringed or misappropriated or otherwise violated, and no Person is currently infringing or misappropriating or otherwise violating, any Company Intellectual Property.

(f) There is no Contract pursuant to which the Company is a licensee of, or is otherwise granted any rights to use, any Intellectual Property owned by a third party (other than (i) non-exclusive licenses to commercially available third party software, and (ii) any other non-exclusive licenses or rights to use received in the Ordinary Course of Business, including any non-disclosure or materials transfer Contracts or Contracts entered into connection with the provision of any services by a third party). There is no Contract pursuant to which the Company is a licensor or otherwise grants any rights to use any Company Intellectual Property to a third party (other than any non-exclusive licenses or other rights to use granted in the Ordinary Course of Business, including any non-disclosure or materials transfer Contracts or Contracts entered into connection with the provision of any services by a third party).

(g) The Company has not misappropriated or used without consent the trade secrets owned by any third party. The Company has taken all reasonable steps to protect and preserve the confidentiality of all confidential information or trade secrets included in the Company Intellectual Property. None of the trade secrets or confidential or proprietary information of the Company has been disclosed to any Person unless such disclosure was necessary and made pursuant to an appropriate confidentiality agreement and, to the Sellers’ Knowledge, there has not been any breach by any such Person of any such agreement.

(h) The Company has complied in all material respects with all of its obligations and duties to the respective patent offices with respect to all Registered IP within the Owned Intellectual Property and all Registered IP that is exclusively licensed to the Company. The Sellers have no Knowledge of any information, facts or circumstances that would reasonably be expected to result in any challenge to, or otherwise adversely impact, in any material respect, the patentability, scope, validity or ownership of any Registered IP within the Owned Intellectual Property or any Registered IP that is exclusively licensed to the Company.

(i) The consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of, or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, any of the Company’s rights or obligations under any Contract pursuant to which the Company is a licensee of, or is otherwise granted any rights to use, any Intellectual Property owned by a third party.

(j) The Company has entered into binding, written agreements with every current and former employee of the Company, and with every current and former independent contractor of the Company involved in the creation or development of any Owned Intellectual Property, whereby such employees and independent contractors: (i) entered into an enforceable written agreement with the Company that assigns to the Company any ownership interest and right they may have in the Owned Intellectual Property, which agreement includes a present-tense assignment of all Intellectual Property created, generated or developed by such Person in the scope of their employment or engagement by the

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Company; and (ii) acknowledge the Company’s exclusive ownership of all Owned Intellectual Property. Buyer has been provided with true and complete copies of all such agreements prior to the date of this Agreement.

(k) There are no settled, existing, pending or, to the Knowledge of the Sellers, threatened disputes in connection with the Compound or any Product (including in the form of invitations or requests to obtain a license).

(l) The Company has been in material compliance with: (i) all applicable Privacy Laws; (ii) privacy and security policies of the Company currently in effect; and (iii) contractual obligations by which the Company is bound concerning data privacy or security. The Company has not received notice of any material complaints, audits, proceedings, investigations or claims pending against the Company by any Governmental Body, or by any Person, in respect of the collection, use or disclosure by the Company of “personally identifiable information,” “personal data,” “personal information,” or similar term as described in applicable Laws (collectively, “Personal Information”). The Company has implemented commercially reasonable physical, technical and administrative security measures designed to protect Personal Information collected or used by the Company from and against unlawful or unauthorized access, destruction, loss, use, modification or disclosure. To the Sellers’ Knowledge, there has been no occurrence of unlawful or unauthorized access, destruction, loss, use, modification or disclosure of Personal Information in the Company’s possession or control.

(m) Neither the U.S. Government nor any agency thereof has funded any part of the Company’s internal research programs or, any research programs they have conducted with third parties (e.g., academic collaborations) that would result in such Governmental Body having any rights in or to, ownership of, or right to royalties and/or other payments for, any Company Intellectual Property.

2.9 Regulatory Matters.

(a) To the Knowledge of Sellers, the Company is in material compliance with applicable Laws, and during the past five (5) years has been in material compliance with applicable Laws, including all healthcare laws applicable to the operation of its business as currently conducted, including: (i) the FDCA; (ii) the laws of the U.S. Nuclear Regulatory Commission and any comparable foreign, federal, state and local laws and regulations; (iii) any and all federal, state and local fraud and abuse laws, including the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7(b)), the civil False Claims Act (31 U.S.C. § 3729 et seq.) and the regulations promulgated pursuant to such statutes; (iv) HIPAA; and (v) Laws which are cause for exclusion from any federal health care program (42 U.S.C. § 1320a-7). To the Knowledge of the Sellers, the Company is not subject to any enforcement, regulatory or administrative proceedings or investigations against or affecting the Company relating to or arising under the FDCA, the Anti-Kickback Statute, or similar Law, and no such enforcement, regulatory or administrative proceeding or investigation has been threatened.

(b) The Company has filed, or has caused to be filed, with the applicable regulatory authorities (including the FDA or any other Governmental Body performing functions similar to those performed by the FDA) all required filings, applications, supplements, declarations, listings, registrations, reports or submissions, including adverse event reports for its business as currently being conducted. All such filings, applications, supplements, declarations, listings, registrations, reports or submissions were in material compliance with applicable Laws when filed, and to the Knowledge of the Sellers, no deficiencies have been asserted by any applicable Governmental Body with respect to any such filings, applications, supplements, declarations, listings, registrations, reports or submissions. All Company products (including Products) are manufactured, tested, processed, packaged and labeled in material compliance with such filings, applications, supplements, declarations, listings, registrations, reports and submissions.

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(c) To the Sellers’ Knowledge, the Company has not (i) made an untrue statement of a material fact, material omission, or fraudulent statement to the FDA or any Governmental Body, (ii) failed to disclose a material fact required to be disclosed to the FDA any Governmental Body, or (iii) committed any other act, made any statement or failed to make any statement, that would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto (the “FDA Ethics Policy”). As of the date of this Agreement, the Company is not the subject of any pending or, to the Sellers’ Knowledge, threatened investigation by the FDA pursuant to its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy.

(d) The Company has not been, and, to the Sellers’ Knowledge, no officer, director, partner, agent or clinical investigator of the Company has been:

(i) excluded under 42 U.S.C. § 1320a-7 or any similar law, rule or regulation of any Governmental Body;

(ii) charged, named in a complaint, convicted, or otherwise found liable in any proceeding that falls within the ambit of healthcare laws;

(iii) disqualified or deemed ineligible pursuant to 21 C.F.R. Parts 312 or 812, or otherwise restricted, in whole or in part, or subject to an assurance;

(iv) debarred or suspended pursuant to 21 U.S.C. § 335a; or

(v) subject to a pending, or, to the Sellers’ Knowledge, threatened litigation, or otherwise received any notice or other communication from any Governmental Body or any person threatening, investigating, or pursuing (i)-(iv) above.

2.10 Material Contracts.

(a) Section 2.10(a) of the Disclosure Schedule lists each of the following Contracts in effect as of the date of this Agreement to which the Company is a party or which binds or affects its properties or assets in the following categories (other than Standard Contracts and Company Plans) (each of the following types of Contracts to which the Company is a party, the “Material Contracts”):

(i) any Contract that requires future payments by or to the Company in excess of Twenty-Five Thousand Dollars ($25,000) in any calendar year, including any such Contract for the purchase or sale of assets, raw materials, goods, commodities, utilities, equipment, supplies, products or other personal property, or for the provision or receipt of services;

(ii) any Contract related to an acquisition, divestiture, merger, sale of assets or similar transaction containing representations, covenants, indemnities, purchase price payments, “earn-outs”, adjustments or other obligations;

(iii) any Contract with any Governmental Body;

(iv) (A) any guaranty, surety or performance bond or letter of credit issued or posted, as applicable, by the Company; (B) any Contract evidencing Debt of the Company or providing for the creation or granting of any Lien upon any of the property or assets of the Company (excluding Permitted Encumbrances); (C) any Contract (1) relating to any loan or advance to any Person which is outstanding as

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of the date of the Agreement or (2) obligating or committing the Company to make any such loans or advances; and (D) any currency, commodity or other hedging or swap contract;

(v) any Contract creating or purporting to create any partnership or joint venture, or any sharing of profits or losses, or any similar arrangement by the Company with any third party;

(vi) any Contract (A) containing covenants restricting or purporting to restrict competition which, in either case, have, would have or purport to have the effect of prohibiting the Company or, after the Closing, Buyer or the Company from engaging in any business or activity in any geographic area or other jurisdiction; (B) in which the Company has granted “exclusivity”, “co-exclusivity” or that requires the Company to deal exclusively with, or grant exclusive or co-exclusive rights or rights of first refusal to, any customer, vendor, supplier, distributor, contractor or other Person; (C) that includes minimum purchase conditions or other requirements imposed on the Company, in either case that exceed Twenty-Five Thousand Dollars ($25,000) in any calendar year; or (D) containing a “most-favored-nation”, “best pricing” or other similar term or provision by which another party to such Contract or any other Person is, or could become, entitled to any benefit, right or privilege which, under the terms of such Contract, must be at least as favorable to such party as those offered to another Person;

(vii) other than confidentiality agreements entered into in the Ordinary Course of Business, any Contract containing covenants that restrict or limit in any material respect the ability of the Company to solicit or hire employees or customers;

(viii) any Contract under which the Company is, or may become, obligated to incur any severance, retention, change in control, or other amount that would become payable by reason of the transaction contemplated hereunder;

(ix) any Contract providing for the employment or engagement of any Person on a full-time, part-time, independent contractor, temporary or other basis or otherwise with any employee, director, manager, officer or independent contractor of the Company, other than any such Contracts for employment that are terminable at-will without advance notice, or that do not provide for any severance, penalty, or other liability upon termination;

(x) any Contract, collective bargaining agreement or other similar agreement with any Union;

(xi) any separation agreement or settlement agreement with any employee under which the Company has any current actual or potential Liability, as well as any settlement agreement, consent decree, or other similar agreement with any Governmental Body;

(xii) any lease, sublease, rental or occupancy agreement, license, installment, and conditional sale agreement or agreement under which the Company is lessee or lessor of, or owns, uses or operates any leasehold or other interest in any real or personal property;

(xiii) any Contract with any professional employer organization or any agreement with an employee leasing agency for the engagement of temporary or leased employees by the Company; and

(xiv) any Contract not otherwise listed or required to be listed in Section 2.10(a) of the Disclosure Schedule that, if terminated, or if such Contract expired without being renewed, would have a Company Material Adverse Effect.

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(b) With respect to each Material Contract listed in Section 2.10(a) of the Disclosure Schedule: (i) such Material Contract is binding and enforceable against the Company (other than, as of the Closing Date, Material Contracts that expired prior to the Closing Date pursuant to their respective terms) and, to the Sellers’ Knowledge, each other party thereto, in each case, in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity); and (ii) the Company is not in material breach or material default of such Material Contract or, with the giving of notice or the giving of notice and passage of time without a cure would be, in material breach or material default of such Material Contract, and to the Sellers’ Knowledge, as of the date of this Agreement, no other party to such Material Contract is in material breach or material default of such Material Contract. The Company has delivered or otherwise made available to Buyer a true, accurate and complete copy of each such Material Contract and all related amendments and modifications. The Company has not waived any material rights under any of the Material Contracts.

2.11 Liabilities. There are no Liabilities, except: (i) Liabilities identified as such in the “liabilities” columns of the Company Financial Statements, (ii) accounts payable incurred by Seller in bona fide transactions entered into in the Ordinary Course of Business prior to the Closing Date as set forth in Section 2.5 of the Disclosure Schedule, and (iii) the Liabilities set forth in Section 2.11 of the Disclosure Schedule. The Company’s Liabilities do not, in the aggregate, exceed [***] (the “Acquired Liabilities”).

2.12 Compliance with Laws; Permits.

(a) The Company is, and during the past five (5) years has been in compliance in all material respects with, all Laws applicable to it or its business or properties. During the past five (5) years prior to the date of this Agreement, the Company has not received any written notices of any violation with respect to such Laws, except for violations that are immaterial, have been cured or are no longer being asserted.

(b) The Company has at all times during the past five (5) years held and has been operated in compliance with all Permits which are necessary and material to the conduct of the business. All such Permits are valid and are in full force and effect. All fees and charges with respect to such Permits, as of the date hereof, have been paid in full and all filing, reporting, and maintenance obligations have been completely and timely satisfied. There have been no occurrences, events, or proceedings that are pending, under investigation, or threatened, nor has the Company received any written notification, which has resulted in or would reasonably be expected to result in the material limitation, material adverse modification, revocation, withdrawal, cancellation, lapse, integrity review, suspension, or any other materially adverse action against any Permit.

2.13 Certain Business Practices. None of the Company, or any of its representatives (acting on behalf of the Company), in each case, to the extent such action or inaction constitutes a violation of applicable Anti-Corruption Laws, has: (a) used and is not using any funds for any unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses; (b) made any direct or indirect unlawful payments to any foreign or domestic Government Official; (c) violated and is not violating any Anti-Corruption Laws; (d) established or maintained, and is not maintaining, any unlawful or unrecorded fund of monies or other properties; (e) made, and is not making, any false or fictitious entries on its accounting books and records; (f) made, and is not making, any bribe, payoff, influence payment, kickback or other unlawful payment of any nature; (g) paid, and is not paying, any fee, commission or other payment that has not been properly recorded on its accounting books and records as required by the Anti-Corruption Laws; (h) otherwise given or received anything of value to or from a Government Official, an intermediary for payment to any individual including Government Officials, any political party or customer, for the purpose

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of obtaining or retaining business; or (i) violated or operated in noncompliance with any export restrictions, anti-boycott regulations, embargo regulations or other applicable Laws.

2.14 Tax Matters.

(a) All Company Returns, including the Company’s 2023 income Tax filings with the appropriate federal and state tax authorities, have been timely filed in accordance with applicable Law. Such Company Returns were when filed true, correct, and complete in all material respects. All Taxes due and owing by the Company (whether or not shown on any Company Return) have been timely paid in accordance with applicable Law. The Company is not currently the beneficiary of any non-customary extension of time within which to file any Company Return, other than extensions of time of not more than seven (7) months that are customarily granted in the ordinary course of business. No written claim has ever been made by any Governmental Body in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

(b) All Taxes required to be withheld, paid, and reported by the Company under applicable Law have been timely withheld, paid, and remitted to applicable Governmental Bodies in accordance with applicable Law.

(c) There are no Liens for Taxes (other than Permitted Encumbrances) on any of the assets of the Company.

(d) The Company does not have, and has not received any written notice from any Governmental Body of, any audit or other examination of any Company Return that is presently in progress or pending and has not been resolved in full. The Company has not received any written notice from any Governmental Body of any Tax deficiency that is outstanding, assessed, or proposed against the Company and has not been resolved in full. The Company does not have a request for a Tax ruling, a request for technical advice, a request for a change of any method of accounting, or any other similar request that is in progress or pending with any Governmental Body with respect to Taxes. No power of attorney granted by the Company with respect to any Taxes is currently in force.

(e) No waiver of any statute of limitations with respect to the assessment of material Taxes of the Company or any extension of time of the due date of any Company Return or for the payment, collection, or assessment of any material Taxes of the Company is in force, other than waivers resulting from extensions of the due date for filing a Tax Return that are permitted by Section 2.14(a).

(f) The Company has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(g) The unpaid Taxes of the Company did not, as of the Balance Sheet Date, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Unaudited Balance Sheet (rather than in any notes thereto) and will not exceed such reserve, as adjusted for the passage of time through the Closing Date. Since the Balance Sheet Date, the Company has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the Ordinary Course of Business.

(h) The Company will not be required to include any item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any:

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(i) change in method of accounting or use of an improper method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date;

(ii) agreement with any Governmental Body, including a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Tax Law) executed on or prior to the Closing Date;

(iii) intercompany transaction on or prior to the Closing Date or excess loss account described in the Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Tax Law) accrued prior to the Closing Date;

(iv) installment sale or open transaction disposition made on or prior to the Closing;

(v) prepaid amount or deferred revenue received on or prior to the Closing outside the Ordinary Course of Business; or

(vi) application of Section 965 of the Code (the amounts set forth in subparagraphs (i) through (vii) hereof, the “Tax Accrual Amounts”).

(i) The Company is not a party to any written Tax allocation, indemnification, or sharing agreement with any third party, other than this Agreement and any commercial agreement entered into in the Ordinary Course of Business the primary purpose of which is unrelated to Taxes. The Company (A) is not, and has never been, a member of a group of corporations filing a consolidated U.S. federal income Tax Return on a consolidated, combined, unitary or similar basis (other than a group the common parent of which was the Company) and (B) has no liability for the Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law), as a transferee or successor, by Contract, or otherwise by operation of Law.

(j) The Company has not constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify under Section 355(a) of the Code within the last two (2) years.

(k) The Company has not engaged in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(l) The Company has never had any permanent establishment or other place of business resulting in a taxable presence outside the United States.

2.15 Employee Benefit Plans and Employee Matters.

(a) The Company has no Employee Benefit Plans (excluding any offer letter which does not provide for severance, notice, or equivalent protections and which does not materially deviate from the applicable standard Company form and for which such form has been made available to Buyer) that are maintained, contributed to, required to be contributed to, or sponsored by the Company or any ERISA Affiliate for the benefit of any current or former employee, officer, director or individual consultant of the Company, or with respect to which the Company would reasonably be expected to have any material liability (collectively, the “Company Plans”). No Company Plans are subject to the laws of a jurisdiction outside the United States.

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(b) With respect to each Company Plan, the Company has delivered or otherwise made available to Buyer or its counsel a copy of: (i) each material writing constituting a part of any written Company Plan and all amendments thereto, and all current trusts or service agreements relating to the administration and recordkeeping of the Company Plan, and written summaries of the material terms of all unwritten Company Plans; (ii) the most recent Annual Report (Form 5500 Series or otherwise in a form in accordance with applicable Law) including all applicable schedules, if any, for each Company Plan that is subject to such reporting requirements; (iii) the current summary plan description and any material modifications thereto, if any, or any written summary provided to participants with respect to any plan for which no summary plan description exists; (iv) the most recent determination letter (or if applicable, advisory or opinion letter) from the IRS, if any, and any pending applications for a determination or opinion letter; and (v) any material non-routine correspondence from any Governmental Body with respect to any Company Plan.

(c) In all material respects, each Company Plan has been established and maintained in accordance with its terms and applicable Laws, including but not limited to ERISA or the Code. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Plan that would reasonably be expected to result in any material liability. There are no current actions, suits or claims pending, or, to the Sellers’ Knowledge, threatened in writing (other than routine claims for benefits) against any Company Plan or against the assets of any Company Plan. There are no material audits, inquiries or proceedings pending or, to the Sellers’ Knowledge, threatened in writing by any Governmental Body with respect to any Company Plan. The Company and each ERISA Affiliate have timely made all material contributions and other material payments required by and due under the terms of each Company Plan.

(d) Except as set forth in Section 2.15(d) of the Disclosure Schedule, no payment or benefit which will or may be made by the Company in connection with the transactions contemplated by this Agreement with respect to any “disqualified individual” (as defined in Code Section 280G and the regulations thereunder) would reasonably be expected to be characterized as a “parachute payment” within the meaning of Code Section 280G(b)(2). There is no contract, agreement, plan or arrangement to which the Company or any ERISA Affiliates is bound to provide a gross up or otherwise reimburse any employee for excise Taxes paid pursuant to Section 4999 of the Code. The execution and delivery of this Agreement and the consummation of the Merger will not materially increase the benefits payable under any Company Plan and will not result in any acceleration of the time of payment or vesting of any material benefits under any Company Plan.

(e) Each Company Plan, employment agreement, or other compensation arrangement of the Company that constitutes a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been written, executed, and operated in material compliance with Section 409A of the Code and the regulations thereunder. The Company does not have any obligation to gross up or otherwise reimburse any person for any tax incurred by such person pursuant to Section 409A of the Code. Each Company Option has an exercise price that is not less than the fair market value of the underlying Company Common Stock on the date the Company Option was granted and is otherwise exempt from Section 409A.

(f) None of the Company Plans provide, nor does the Company have or reasonably expect to have any obligation to provide, retiree medical (including life insurance or medical, dental, vision, disability, accident, life, health or other welfare benefits) to any current or former employee or service provider (or any spouse, beneficiary or dependent thereof) of the Company after termination of employment or service except as may be required under Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA and the regulations thereunder or any analogous state law.

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(g) The Company has no employees. Section 2.15(g) of the Disclosure Schedule sets forth a list of all individuals providing services to the Company pursuant to consulting agreements, and the dates of such agreements, true and correct copies of which have been made available to the Buyer. The Company’s relationships with all individuals who act as independent contractors, advisors, or other service providers to the Company can be terminated at any time for any reason without notice or any amounts being owed to such individual other than with respect to compensation or payments accrued before the termination. All current and former employees of the Company have provided documentation to the Company establishing their authorization under applicable United States or foreign immigration laws to work in his or her current position and the Company is in material compliance with all laws respecting immigration and work authorization.

(h) The Company (i) is, and during the past five years has been, in material compliance with all applicable Laws, and with any order, ruling, decree, judgment or arbitration award of any arbitrator or any court or other Governmental Body, respecting labor and employment, including, but not limited to employment practices, terms and conditions of employment, payment of wages, hours of work, labor relations, discrimination, worker classification (including the proper classification of workers as independent contractors and consultants), leave of absence requirements, occupational health and safety, privacy, harassment, retaliation, immigration, wrongful discharge or violation of the personal rights of employees, former employees or prospective employees; (ii) has withheld and reported all amounts required by any Law or contract to be withheld and reported with respect to wages, salaries and other payments to any employee; and (iii) has no liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for any employee (other than routine payments to be made in the normal course of business and consistent with past practice). The Company has no liability with respect to the classification of its current or former workers as employees or independent contractors or with respect to the classification of its employees as exempt or non-exempt under applicable wage and hour Laws.

(i) The Company is not and has never been a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union, labor organization, works council or similar body, nor is any such contract or agreement presently being negotiated, nor, to the Sellers’ Knowledge, is there, nor has there been in the last five years, a representation campaign with respect to any of the employees of the Company. As of the date of this Agreement, there is no pending or, to the Sellers’ Knowledge, threatened, labor strike, dispute, walkout, work stoppage, slow-down or lockout involving Company. Neither the Company nor, to the Sellers’ Knowledge, any of its representatives or employees has committed or engaged in any Unfair Labor Practice pursuant to the National Labor Relations Act in connection with the operation of the business of the Company.

(j) There are no Legal Proceedings pending, or, to the Sellers’ Knowledge, threatened, against the Company relating to labor and employment or involving any current or former employee, applicant, independent contractor, consultant, or advisor, including, but not limited to, any Company Plan collective bargaining obligation or agreement, wages and hours, leave of absence, plant closing notification, employment statute or regulation, privacy right, labor dispute, workers’ compensation policy, safety, retaliation, harassment, immigration or discrimination matter involving any employee, including charges of any unfair labor practices, discrimination, retaliation or harassment complaints.

(k) To the Sellers’ Knowledge, no officer, director, agent, employee, consultant or contractor of the Company is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant or contractor (i) to engage in or continue or perform any conduct, activity, duty or practice relating to the business of the Company or (ii) to assign to the Company or to any other Person any rights to any invention, improvement or discovery developed while acting in any capacity for or on behalf of the Company. No former or current employee of the Company is a party to, or is

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otherwise bound by, any Contract that in any way has or reasonably could be expected to materially restrict the ability of the Company or the Buyer to conduct the business as heretofore carried on by the Company.

(l) There have been no claims of discrimination, retaliation, harassment, or sexual harassment that have been made against the Company or by or against a Company employee or officer, or, to the Sellers’ Knowledge, independent contractor, advisor, director, officer, or other representative of the Company and the Company has not entered into any settlement agreement or consent decree or conducted any investigation related to such allegations.

(m) No current executive officer of the Company, or, to the Sellers’ Knowledge, other employee or group of employees, intends to terminate his or her employment with the Company.

2.16 Insurance. The Company has insurance of the types and in the amounts that are reasonable and customary in light of the size of the Company and the industry in which it operates. The Company’s insurance policies are in full force and effect and all premiums due and payable under such policies have been paid on a timely basis. There is no material claim pending under the Company’s Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. There are no material defaults with respect to the provisions of any such Insurance Policy. To the Sellers’ Knowledge, as of the date of this Agreement, there is no threatened termination of, or material premium increase with respect to, any of such policies.

2.17 Legal Proceedings; Orders.

(a) There is no pending Legal Proceeding, and, to the Sellers’ Knowledge, no Person has threatened to commence any Legal Proceeding: (i) against the Company or any of the assets owned or used by the Company or any Person whose liability the Company has retained or assumed, either contractually or by operation of law; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the transactions contemplated by this Agreement. There is no award, order, writ, verdict, determination, injunction, judgment, decree or ruling to which the Company or any of the assets owned or used by the Company is subject.

(b) There is no pending Legal Proceeding, and, to each such Seller’s Knowledge, no Person has threatened to commence any Legal Proceeding against such Seller that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the sale of such Seller’s Shares, as contemplated by this Agreement.

2.18 Authority; Binding Nature of Agreement. Each Seller has all necessary corporate power and authority (if Seller is an Entity) or legal capacity (if Seller is a natural person) to enter into and to perform its obligations under this Agreement and any Transaction Documents to which such Seller is a party. The execution and delivery by such Seller of this Agreement, the performance by such Seller of the obligations hereunder and the consummation by such Seller of the transactions contemplated hereby have been duly authorized by all requisite action on the part of such Seller. This Agreement has been duly executed and delivered by such Seller, and constitutes the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity).

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2.19 Non-Contravention; Consents.

(a) The execution and delivery of this Agreement and any Transaction Documents to which the Company is a party to and the consummation of the transactions contemplated by this Agreement will not cause a: (i) violation of any of the provisions of any of the Organizational Documents of the Company; (ii) violation by the Company of any Law applicable to the Company; or (iii) default (or an event that, with or without notice or lapse of time or both would constitute a default) on the part of the Company under, require consent under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Company (other than a Permitted Encumbrance) or payment of any additional fee or amount pursuant to, or result in the loss of a material benefit or right under, any Contract to which the Company is a party, except with respect to clauses (ii) and (iii) only, to the extent that any such violation or default would not reasonably be expected to prevent or materially impair or materially delay the ability of such Seller to consummate the transactions contemplated hereby. The Company is not required to obtain any consent, approval or waiver from any Governmental Body, or expiration or termination of any waiting period, in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement.

(b) The execution and delivery of this Agreement and any Transaction Documents to which such Seller is a party and the consummation of the transactions contemplated by this Agreement by each Seller will not cause a: (i) violation of any of the provisions of any Organizational Documents of such Seller (except, solely with respect to the Organizational Documents of such Seller, where any such violation would not reasonably be expected to prevent or materially impair or materially delay the ability of such Seller to consummate the transactions contemplated hereby); or (ii) violation by such Seller of any Law applicable to such Seller. Such Seller is not required to obtain any consent, approval or waiver from any Governmental Body, or expiration or termination of any waiting period, in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement.

2.20 Real Property; Leasehold. The Company does not own any interest in real property. There is no real property currently leased, subleased or licensed by or from the Company or otherwise used or occupied by the Company.

2.21 Environmental Matters. The Company is, and for the past five (5) years has been, in material compliance with all applicable Environmental Laws. The Company holds all required Environmental Permits, and is, and for the past five (5) years has been, in material compliance with all such Environmental Permits. For a period of five (5) years prior to the date of this Agreement (or prior thereto to the extent unresolved), the Company has not received any written notices, demand letters or requests for information from any Governmental Body or any other Person indicating that the Company is or may be in violation of, or may be liable under, any Environmental Law, and the Company is not subject to any pending or, to the Sellers’ Knowledge, threatened action or investigation by any Governmental Body or any other Person under or with respect to any Environmental Law. No Release of Hazardous Substances have occurred and no Person has been exposed to any Hazardous Substances at, from, in, to, on, or under any Real Property currently or formerly owned, operated, leased or occupied by the Company and no Hazardous Substances are present in, on, about or migrating to or from any site that would reasonably be expected to give rise to a liability to the Company.

2.22 Financial Advisor. No broker, finder or investment banker is entitled to any brokerage or finder’s fee in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

2.23 Interested Party Transactions. Except as set forth in Section 2.23 of the Disclosure Schedule, no director, officer, employee or other Affiliate of the Company or any of their respective

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immediate family members (each, an “Interested Party”), has, directly or indirectly, (a) a Contract that furnishes or sells services or products to the Company, (b) a third-party beneficial interest in any Contract of the Company, or (c) any contractual arrangement with the Company (other than contractual arrangements related to employment); provided, however, that for purposes of clause (a), the ownership of equity in a publicly traded corporation or the ownership of equity in investment vehicles that invest in private companies that engage in the business of selling services or products to the Company shall not be deemed an “Interested Party” transaction for purposes of this Section 2.23. Except as set forth in Section 2.23 of Disclosure Schedule, without limiting the above, there are no outstanding notes payable to, accounts receivable from or advances by the Company to, and the Company is not otherwise a debtor or creditor of, or has any liability or other obligation of any nature to, any Interested Party of the Company, other than, in each case, the payment of wages and reimbursement of expenses in the Ordinary Course of Business.

2.24 Bank Accounts. Section 2.24 of the Disclosure Schedule provides the following information with respect to each account maintained by the Company at any bank or other financial institution: (a) the name of the bank or other financial institution at which such account is maintained; (b) the last six digits of the account number; (c) the type of account; and (d) the names of all persons who are authorized to sign checks or other documents with respect to such account.

2.25 Books and Records. The Company has made available to Buyer correct and complete copies of the Organizational Documents, each as currently in effect. The minute books of the Company provided to Buyer contain a correct and complete summary of all meetings of directors and of the stockholders of the Company or actions by written consent since the time of incorporation of the Company through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects.

Section 3. Representations And Warranties Of Buyer

Buyer represents and warrants to the Sellers as follows:

3.1 Due Incorporation.

(a) Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware.

(b) Buyer is duly qualified or licensed to do business and, where applicable as a legal concept, is in good standing in each jurisdiction where the character of the properties owned, leased or licensed by it or the nature of its business and activities makes such qualification, licensing or good standing necessary, except where the failure to be so qualified or in such good standing has not had and would not reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement.

3.2 Authority; Binding Nature of Agreement. Buyer has all necessary corporate power and authority to enter into and perform their obligations under this Agreement. The execution, delivery and performance by Buyer of this Agreement have been duly authorized by all necessary action on the part of Buyer and its board of directors. This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity).

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3.3 Non-Contravention; Consents. The execution and delivery of this Agreement and any Transaction Documents to which Buyer is a party to and the consummation of the transactions contemplated by this Agreement by Buyer will not: (a) cause a violation of any of the provisions of the Organizational Documents of Buyer; (b) cause a violation by Buyer of any Law applicable to Buyer; or (c) cause a default on the part of Buyer under any material Contract of Buyer, except, with respect to clauses (b) and (c) only, for violations and defaults that would not reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement. Buyer is not required to obtain any consent, approval or waiver from any Governmental Body, or any expiration or termination of any waiting period, at any time prior to the Closing in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement.

3.4 Litigation. As of the date of this Agreement, there is no Legal Proceeding pending (or, to the knowledge of Buyer, being threatened) in writing against Buyer that would materially delay, restrain, prevent, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement.

3.5 Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the purchase and sale of the Shares or any of the other transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer or its Affiliates.

Section 4. Covenants Of The Parties.

4.1 Indemnification of Certain Persons. All rights to indemnification by the Company existing in favor of those Persons who are or were directors and officers of the Company as of the date of this Agreement (the “Indemnified Persons”) for their acts and omissions occurring prior to the Closing, as provided in the Company’s Organizational Documents as of the date of this Agreement and as provided in the indemnification agreements between the Company and such Indemnified Persons in the forms made available to Buyer prior to the date of this Agreement, each as in effect as of the date of this Agreement, shall survive the Closing and shall not be amended, repealed or otherwise modified in any manner adverse to any Indemnified Person, and shall be observed by the Company (and Buyer shall cause the Company to so observe) to the fullest extent available under applicable Laws, in all cases for a period of not less than six (6) years from the Closing, and any claim made requesting indemnification pursuant to such indemnification rights shall continue to be subject to this Section 4.1 and the indemnification rights provided under this Section 4.1 until final disposition of such claim. The Sellers hereby represent to Buyer that no claim for indemnification has been made as of the date hereof by any Indemnified Persons.

4.2 Tax Matters.

(a) Buyer shall prepare and timely file (or cause to be prepared and timely filed) all Company Returns for any Pre-Closing Tax Period that are first due (taking into account any valid extension of time properly obtained) after the Closing Date (each, a “Buyer Prepared Return”); provided, that each Buyer Prepared Return shall be prepared consistent with the past practice of the Company. At least ten (10) days before the due date for any Buyer Prepared Return, Buyer shall provide the Securityholders’ Representative a draft of such Buyer Prepared Return, and Buyer shall consider in good faith any changes to any Buyer Prepared Return reasonably requested by the Securityholders’ Representative within ten (10) days after receipt of such draft. Any deductions attributable to any payments made at or prior to the Closing shall be treated as deductions in the Pre-Closing Tax Period to the extent permitted using a “more likely than not” or higher standard under applicable Law.

(b) Buyer, the Sellers, and the Company agree that, for U.S. federal income Tax purposes, the taxable year of the Company beginning on January 1, 2024, shall be terminated as of the close

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of business on the Closing Date in accordance with Treasury Regulations Section 1.1502-76(b)(1) (other than transactions properly allocable thereunder to the portion of the day after the Closing) and items of income, gain, loss, deduction, or credit shall be apportioned based upon a closing of the books for Tax purposes in accordance with Treasury Regulations Section 1.1502-76(b). No elections shall be made under either Treasury Regulations Section 1.1502-76(b)(2)(ii) (relating to ratable allocation of a year’s items) or Treasury Regulations Section 1.1502-76(b)(2)(iii) (relating to ratable allocate of the items for the month which includes the Closing Date). Buyer and the Company further agree to file all Tax Returns and conduct any audits, claims, investigations, or other proceedings in respect of Taxes consistent with this Section 4.2(b), unless otherwise required pursuant to a final “determination” within the meaning of Section 1313 of the Code or any analogous provision of state, local, or non-U.S. applicable Law.

(c) Buyer, its Affiliates, and the Company, on the one hand, and the Securityholders’ Representative, on the other hand, shall cooperate, as and to the extent reasonably requested, in connection with preparing and filing any Company Returns, defending any Tax audits, claims, investigations, inquiries, or other proceedings involving the Company in respect of any Pre-Closing Tax Period. Such cooperation shall include retaining and providing reasonably relevant documentation and information and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The parties hereto agree to (A) retain all books and records with respect to Tax matters pertinent to the Company relating to any Pre-Closing Tax Periods until the expiration of the applicable statute of limitations (including any valid extensions thereof) for the Pre-Closing Tax Periods, (B) abide by all record retention agreements entered into with any Governmental Body, and (C) give the other party reasonable written notice prior to transferring, destroying, or discarding any such books and records and, if the other party so reasonably requests, allow the other party to take possession of such books and records.

(d) For purposes of this Agreement (including without limitation the definition of “Unpaid Pre-Closing Taxes”), in the case of any Straddle Period, (i) the amount of any Taxes based on or measured by income, gain, sales, proceeds, profits, receipts, payroll, wages, compensation, or expenses for a Straddle Period that relate to the portion of the period ending on the Closing Date will be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purposes, the taxable period of any partnership, pass-through entity, or “controlled foreign corporation” within the meaning of Section 957 of the Code in which the Company holds a beneficial interest shall be deemed to terminate at such time); provided that any item determined on an annual or periodic basis (such as deductions for depreciation or real estate Taxes) shall be apportioned on a daily basis; and (ii) the amount of any other Taxes (e.g., property Taxes and other Taxes imposed on a periodic basis) that relate to the portion of the period ending on the Closing Date will be determined to be the amount of such Taxes for the entire period, multiplied by a fraction, the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days for the entire period.

(e) With respect to any audit or administrative or judicial proceeding in respect of any Unpaid Pre-Closing Taxes (each, a “Tax Claim”), (i) Buyer will control the defense of such Tax Claim (and need not consult with the Securityholders’ Representative in connection therewith) and (ii) Buyer reserves any rights it may have under this Agreement to obtain indemnification from the Sellers with respect to such Tax Claim; provided that (A) Buyer will conduct any proceeding with respect to such Tax Claim in good faith, and will keep the Securityholders’ Representative reasonably informed of any such proceeding, (B) the Securityholders’ Representative will cooperate with Buyer and its agents and representatives (including insurers) in respect of such Tax Claim as Buyer may reasonably request, and (C) Buyer will not settle such Tax Claim without the prior written consent of the Securityholders’ Representative, not to be unreasonably withheld, conditioned, or delayed.

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(f) After the Closing, Buyer shall not, without consulting the Securityholders’ Representative in good faith, cause the Company to file an amended Tax Return for any Pre-Closing Tax Period, file a Tax Return for any Pre-Closing Tax Period in any jurisdiction where the Company has not filed Tax Returns prior to the Closing, change any Tax election with retroactive effect to any Pre-Closing Tax Period, or pursue any voluntary disclosure program with respect to any Pre-Closing Tax Period.

4.3 Rule 144. To the extent Buyer issues Buyer Shares, Buyer shall use its commercially reasonable efforts to satisfy the current public information requirement under subsection (c) of Rule 144 promulgated under the Securities Act (“Rule 144”) at all times between the six-month anniversary of the date Buyer issues any Buyer Shares in connection with the achievement of a Milestone Event and the twelve-month anniversary of the date such Buyer Shares are issued in connection with such Milestone Event. Buyer shall respond in a timely manner, and will cause its officers and instruct its legal counsel, transfer agent, and other representatives to respond in a timely manner, to requests by any Seller or his/her/its/their brokers to sell Buyer Shares issued to such Seller in connection with the transactions contemplated by this Agreement in compliance with applicable Law, including requests to have the restrictive legends removed from the stock certificates representing the Buyer Shares issued to such Seller.

Section 5. Closing Deliverables

5.1 Agreements and Documents. Buyer shall have received the following agreements and documents, each of which shall be in full force and effect:

(a) the Share certificates representing the Shares;

(b) written resignations of all officers and directors of the Company, effective as of the Closing;

(c) a spreadsheet (the “Payment Schedule”), setting forth: (i) the name and email address for each holder of (A) the Shares and (B) Vested Options, (ii) a designation, with respect to each Person described in the immediately foregoing clauses (A) and (B), as to whether such Person is an employee of the Company for Tax purposes and consideration payable to such Person pursuant to this Agreement shall be paid through the Company’s payroll account in accordance with Section 1.4, (iii) wire transfer instructions for holders of Shares and Non-Employee Optionholders, (iv) the number of Shares held by the Sellers immediately prior to the Closing, (v) the number of Shares underlying each outstanding Vested Option as of immediately prior to Closing, (vi) a calculation of the Ownership Percentage for each Seller and Optionholder with respect to the Purchase Price, (vii) any Debt to be repaid at Closing pursuant to the payoff letters including corresponding wire transfer instructions, and (viii) the amount (and corresponding payee) of any Closing Date Transaction Expenses including corresponding wire transfer instructions; provided that, Buyer shall be entitled to rely on the Payment Schedule, including any update thereto provided to Buyer by the Securityholder Representative to reflect any adjustments to the Purchase Price pursuant to this Agreement, including Sections 1.6 and 6.1, in making payments under this Agreement, and Buyer shall (x) not be responsible for the calculations, allocations or the determinations regarding such calculations or allocations in such Payment Schedule (including any update thereto following the Closing) and (y) have no obligation to confirm or otherwise verify such calculations or allocations;

(d) a certificate signed by the Chief Executive Officer of the Company at the Closing certifying that (i) the representations and warranties of the Company contained in Section 2 shall be true and correct in all respects as of the Closing, and (ii) the Company shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Company in all respects on or before the Closing;

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(e) a certificate, together with a notice to be delivered by Buyer to the Internal Revenue Service on behalf of the Company, in form and substance required by Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3), stating that the Company is not, and has not been during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code;

(f) a good standing certificate for the Company from the secretary of state of Delaware, dated no later than five (5) Business Days prior to the Closing Date;

(g) a separate, valid, complete and duly executed original IRS Form W-9 from each Seller;

(h) a separate, valid, complete and duly executed original IRS Form W-9 or appropriate IRS Form W-8, as applicable, from any other recipients of payments pursuant to this Agreement (including, for the avoidance of doubt, payment recipients in respect of Debt and Closing Third Party Expenses);

(i) a duly executed Option Cancellation Agreement from each Optionholder; and

(j) evidence reasonably satisfactory to Buyer that the Company has terminated all Company Plans, including the Company Equity Plan, effective as of immediately prior to the Closing, pursuant to resolutions duly adopted by the Company’s board of directors or such other applicable governing body or committee thereof.

Section 6. Miscellaneous Provisions

6.1 Survival; Indemnification; Set Off.

(a) Unless otherwise set forth in this Agreement, the representations and warranties of the Company, the Sellers and the Buyer contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing until the date that is the later to occur of (i) five years after the Closing Date, and (ii) the first anniversary of the achievement of the first Milestone Event; and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of the Company, Sellers or Buyer; provided, however, that the representations and warranties in Sections 2.1, 2.3, 2.18 and 2.22 (the “Fundamental Representations”) shall survive indefinitely. Each covenant and agreement of any party herein shall survive until fully performed in accordance with its terms.

(b) The Sellers shall, severally, and not jointly, in accordance with each Seller’s Ownership Percentage, indemnify and hold harmless Buyer and its directors, officers, employees, Affiliates (including the Company), agents and other representatives (the “Buyer Indemnified Parties”), from and against all Losses paid, incurred, suffered or sustained by the Buyer Indemnified Parties, or any of them, relating to, resulting from or arising out of any of breach of this Agreement, including (i) any inaccuracy of any representation or warranty of the Company or Sellers, (ii) any failure of the Company or any Seller to comply with any covenant or agreement required to be complied with per the terms of this Agreement, (iii) any Liabilities of the Company (including Debt and Closing Date Transaction Expenses), whether or not disclosed, that exceed $[***] in the aggregate, (iv) any Unpaid Pre-Closing Taxes, (v) any inaccuracy in any information set forth in the Payment Schedule (or any update thereto), including the allocation, misallocation, miscalculation or inaccuracy of any Contingent Payment payable to the Sellers and/or Optionholders, (vi) any claim by or on behalf of any actual or purported present or former equityholder of the Company, in his, her or its capacity as such (other than claims to enforce such Person’s rights under this Agreement or any Transaction Documents), or (vii) any fraud or willful breach by the Company or any

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Seller. Notwithstanding the foregoing, no Seller (a “Non-breaching Seller”) shall be liable for any Seller’s breach, willful breach or fraud with respect to this Agreement and the transactions contemplated hereby (a “Breaching Seller”) unless such Non-breaching Seller had knowledge of such breach, willful breach or fraud by the Breaching Seller prior to the Closing.

(c) The Sellers shall not be liable to the Buyer Indemnified Parties for indemnification for breaches of representations and warranties under Section 6.1(a)(i) until the aggregate amount of such Losses in respect of indemnification thereunder exceeds $[***] in the aggregate (the “Threshold”), in which event the Sellers shall be liable with respect to only the amount of such Losses in excess of the Threshold; provided, that the Threshold will not apply to claims relating to breaches of the Fundamental Representations or fraud.

(d) Furthermore, (i) the aggregate amount of all indemnification obligations under this Agreement by the Sellers in respect of breaches of representations and warranties hereunder (other than breaches of Fundamental Representations, the representations and warranties in Sections 2.8, 2.14, and 2.19(a)(i) and (b)(i) (collectively, the “Specified Reps”), and fraud) shall not exceed $[***] (the “Cap”); (ii) the aggregate amount of all indemnification obligations of each Seller in respect of breaches representations and warranties hereunder (other than breaches of Fundamental Representations, the Specified Reps and fraud) shall not exceed an amount equal to the product of (x) such Seller’s Ownership Percentage and (y) the Cap; and (iii) no Seller shall (other than with respect to breaches of any representation or warranty or fraud with respect to such Seller) be liable for indemnification obligations under this Agreement in excess of the product of (x) such Seller’s Ownership Percentage and (y) the Losses subject to such indemnification claim.

(e) Except in the case of fraud, any indemnification obligations of the Sellers hereunder shall be satisfied solely by the set off of any Losses for which the Buyer Indemnified Parties are entitled to indemnification hereunder, against the Milestone Payments or any other payments to be made to the Sellers (directly or indirectly through the Company or the Buyer) following the Closing. Notwithstanding anything in Section 1.6 to the contrary, if at the time a Milestone Payment is due and payable there shall be any outstanding claims for indemnification pursuant to this Section 6.1, the amount of Losses with respect to which shall not have been finally determined in accordance with this Section 6.1, then Buyer shall be entitled, but shall not be required, to withhold an amount from such Milestone Payment (the “Withheld Amount”). If the final amount of Losses for such claim determined in accordance with this Section 6.1 (the “Final Amount”) is less than the Withheld Amount, then Buyer shall promptly, and in any event within 10 Business Days following the final determination of the amount of such Losses, cause to be paid the difference to the Sellers and holders of Vested Options in accordance with the Payment Schedule. Subject to the limitations in Section 6.1(d), Buyer shall continue to be entitled to indemnification for any amount of Losses that exceeds the Withheld Amount.

6.2 Amendment. This Agreement may not be amended except by an instrument in writing signed by the Buyer and the Securityholders’ Representative.

6.3 Expenses. Except as provided otherwise in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the transactions contemplated by this Agreement are consummated.

6.4 Waiver.

(a) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or

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remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

(c) The Securityholders’ Representative may waive any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, on behalf of all Sellers to the extent that such waiver would not materially and adversely impact one Seller as compared to all other Sellers.

6.5 Entire Agreement; Counterparts. This Agreement, the Disclosure Schedule and the Transaction Documents, and all Appendices, Schedules and Exhibits thereto, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect until the Closing. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. This Agreement may be executed by facsimile or electronic transmission, each of which shall be deemed an original.

6.6 Applicable Law; Jurisdiction. This Agreement, the Disclosure Schedule and the Transaction Documents, and all Appendices, Schedules and Exhibits thereto, shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof. in any action between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in Delaware; (b) if any such action is commenced in a state court, then, subject to applicable Law, no party shall object to the removal of such action to any federal court located in Delaware; and (c) each of the parties irrevocably waives the right to trial by jury.

6.7 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that, neither this Agreement nor any of the rights or obligations hereunder may be assigned by the Securityholders’ Representative or any Seller without the prior written consent of the Buyer, and any attempted assignment of this Agreement or any of such rights or obligations without such consent shall be void and of no effect.

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6.8 Third-Party Beneficiaries; No Recourse.

(a) Except as provided in Section 4.1, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(b) The parties to this Agreement agree on their own behalf and on behalf of their respective Subsidiaries and Affiliates that this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the parties to this Agreement, and no Non‑Recourse Party of a party to this Agreement shall have any liability relating to this Agreement or any of the transactions contemplated herein.

6.9 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) upon transmission, if sent by electronic transmission (with receipt verified by electronic confirmation), or (c) one (1) Business Day after being sent by courier or express delivery service; provided that in each case the notice or other communication is sent to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to Buyer or, after the Closing, the Company:

Equillium, Inc.

2223 Avenida De La Playa, Suite 105

La Jolla, CA 92037

Attention: Bruce Steel

Email: [***]

with a copy (which shall not constitute notice) to:

Cooley LLP

10265 Science Center Drive

San Diego, CA 92121

Attention: Tom Coll

E-mail: Collta@cooley.com

if to the Company, prior to the Closing:

Ariagen, Inc.

3000 Sand Hill Road, 2-110

Menlo Park, CA 94025

Attention: Peter Colabuono

Email: [***]

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with a copy (which shall not constitute notice) to:

Inceptiv Law

12463 Rancho Bernardo Rd #281

San Diego, CA 92128

Attention: Ethan Christensen

Email: ethan@inceptiv.law

if to Securityholders’ Representative:

Peter Colabuono

3000 Sand Hill Road, 2-110

Menlo Park, CA 94025

Email: [***]

in each case of any notice to the Company or Securityholders’ Representative, with a copy (which shall not constitute notice) to:

Inceptiv Law

12463 Rancho Bernardo Rd #281

San Diego, CA 92128

Attention: Ethan Christensen

Email: ethan@inceptiv.law

6.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

6.11 Knowledge. “Knowledge of the Sellers” or the “Sellers’ Knowledge” shall mean (a) the actual knowledge of the Sellers after reasonable inquiry of the Knowledge Individuals, and (b) with respect to the representations and warranties of the Company in Section 2, the actual knowledge of the Knowledge Individuals after reasonably inquiry.

6.12 Attorney-Client Privilege. Buyer and the Company agree that any attorney-client privilege, attorney work-product protection, and the expectation of client confidence attaching as a result of counsel’s (whether external or internal) representation of the Company prior to Closing in connection with the transactions contemplated by this Agreement and all information and documents covered by such privilege or protection (the “Covered Materials”), shall belong to and be controlled by the Securityholders’ Representative, and not by the Company following the Closing, and may be waived only by the Securityholders’ Representative on behalf of the Sellers, and not the Company, and shall not pass to or be claimed or used by Buyer or the Company. Absent the consent of the Securityholders’ Representative, neither Buyer nor the Company shall have a right to access the Covered Materials following the Closing

29.

and, in the event Buyer or the Company accesses Covered Materials in violation of this sentence, such access will not waive or otherwise affect the rights of the Securityholders’ Representative with respect to the related privilege or protection. If a dispute arises between Buyer or the Company, on the one hand, and a third party other than (and unaffiliated with) the Securityholders’ Representative, on the other hand, after the Closing, then the Company may assert such attorney-client privilege to prevent disclosure of such Covered Materials; and provided, further, that Buyer and the Company may not waive such privilege without the prior written consent of the Securityholders’ Representative.

6.13 Buyer Acknowledgement.

(a) Buyer is acquiring the Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution of any part thereof in violation of applicable securities laws. Buyer acknowledges that the Shares and the sale thereof have not been registered under the Laws of any jurisdiction.

(b) Buyer further acknowledges that Buyer (a) has conducted and is relying on its own investigation and analysis of the Company (including its business, results of operations, prospects, and condition) in entering into the transactions contemplated hereby, (b) has such knowledge, sophistication and experience in business and financial matters so as to be capable of conducting such investigation and analysis and (c) is an “accredited investor” within the meaning of Rule 501 promulgated under the Securities Act of 1933, as amended. Buyer is knowledgeable about the industries in which the Company operates and is knowledge about the risks commonly associated with the Company, including regulatory risks, and is capable of evaluating the merits and risks of the purchase and sale of the Shares and any of the other transactions contemplated by this Agreement and is able to bear the substantial economic risk of such investment for an indefinite period of time.

(c) Buyer is not relying and Buyer has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties expressly set forth in Section 2 of this Agreement. Such representations and warranties by Sellers constitute the sole and exclusive representations and warranties of Sellers in connection with the transactions contemplated hereunder and Buyer understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by Sellers.

6.14 Specific Performance. Each of the parties hereto agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that each party hereto would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide an adequate remedy in such event. Accordingly, in addition to any other remedy to which a non-breaching party may be entitled at law, a non-breaching party shall be entitled to seek injunctive relief to prevent breaches of this Agreement and to specifically enforce the terms and provisions hereof, in each case without posting a bond or undertaking, this being in addition to any other remedy to which they are entitled at law or in equity.

6.15 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

30.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement.

(e) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(f) Any document provided via electronic or physical mail or uploaded to the online data room utilized for the transactions contemplated by this Agreement within one (1) Business Day prior to the date of this Agreement shall be considered “made available”, “furnished”, “delivered” or “provided” for purposes of this Agreement.

(g) Unless the context requires otherwise, the word “or” shall be inclusive such that for example, “A or B” shall be deemed to mean “A or B or both A and B.”

6.16 Disclosure Schedule. The Disclosure Schedule and the information and disclosures contained therein are intended only to qualify and limit the representations, warranties and covenants of the Sellers contained in this Agreement. The representations and warranties contained in Section 2 and the Seller’s covenants and agreements in this Agreement are subject to: (a) the exceptions and disclosures set forth in the part of the Disclosure Schedule corresponding to the particular subsection of Section 2 in which such representation and warranty appears; (b) any exceptions or disclosures explicitly cross-referenced in such part of the Disclosure Schedule by reference to another part of the Disclosure Schedule; and (c) any exception or disclosure set forth in any other part of the Disclosure Schedule to the extent it is reasonably apparent on its face that such exception or disclosure is intended to qualify such representation and warranty, covenant or agreement. No reference to or disclosure of any item or other matter in the Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material (nor shall it establish a standard of materiality for any purpose whatsoever) or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedule. The information set forth in the Disclosure Schedule is disclosed solely for the purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including of any violation of Law or breach of any agreement. The Disclosure Schedule and the information and disclosures contained therein are intended only to qualify and limit the representations, warranties and covenants of Sellers contained in this Agreement. Nothing in the Disclosure Schedule is intended to broaden the scope of any representation or warranty contained in this Agreement or create any covenant. Matters reflected in the Disclosure Schedule are not necessarily limited to matters required by the Agreement to be reflected in the Disclosure Schedule. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature.

6.17 Release. Contingent upon and effective as of the Closing, each Seller, for himself, herself or itself and on behalf of any of his, her or its heirs, successors and assigns and all other Persons that might allege a claim through the Seller or on Seller’s behalf (collectively, the “Releasing Party”), hereby knowingly, fully, irrevocably, unconditionally and forever acquits, releases, waives and discharges Buyer,

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the Company, each other Seller, and each of their respective officers, directors, managers, employees, agents, divisions, affiliated corporations, Subsidiaries, Affiliates, affiliated non-corporation entities, representatives, successors, predecessors and assigns (individually and collectively, the “Released Parties”) from any and all past, present and future debts, losses, costs, bonds, suits, actions, causes of action, liabilities, contributions, attorneys’ fees, interest, damages (including punitive damages), expenses, claims, potential claims, counterclaims, cross-claims or demands, in law or in equity, asserted or unasserted, express or implied, known or unknown, matured or unmatured, contingent or vested, liquidated or unliquidated, of any kind or nature or description whatsoever, that any of the Releasing Party had, presently has or may hereafter have or claim or assert to have against any of the Released Parties (subject to the following proviso, the “Released Claims”); provided that the foregoing release shall not apply to any claims, in each case whether currently known or unknown, relating to (i) such Releasing Party’s rights arising out of this Agreement (including its rights to receive proceeds for its Shares from the consummation of the transactions contemplated by this Agreement), (ii) any claim that cannot be waived or released by Law, and (iii) any right of a director or officer (or other fiduciaries) of the Company pursuant to Section 4.1 (such exceptions, the “Excluded Matters”). The release is intended to be complete, global and all-encompassing and specifically includes claims that are known, unknown, fixed, contingent or conditional with respect to the matters described herein. With respect to such Released Claims and excluding the Excluded Matters, the Releasing Party hereby expressly waives any and all rights conferred upon him, her or it by any statute or rule of law which provides that a release does not extend to claims which the claimant does not know or suspect to exist in his, her or its favor at the time of executing the release, which if known by him, her or it must have materially affected his, her or its settlement with the released party, including the following provisions of California Civil Code Section 1542: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

[Signature Page Follows]

32.

In Witness Whereof, the parties have caused this Agreement to be executed as of the date first above written.

Equillium, Inc.

By:	/s/ Bruce Steel
Name: Bruce Steel
Title: Chief Executive Officer

[Signature Page to Stock Purchase Agreement]

In Witness Whereof, the parties have caused this Agreement to be executed as of the date first above written.

Ariagen, Inc.

By:	/s/ Peter Colabuono
Name: Peter Colabuono
Title: Chief Executive Officer

[Signature Page to Stock Purchase Agreement]

In Witness Whereof, the parties have caused this Agreement to be executed as of the date first above written.

SECURITYHOLDERS’ REPRESENTATIVE

/s/ Peter Colabuono
Peter Colabuono

[Signature Page to Stock Purchase Agreement]

In Witness Whereof, the parties have caused this Agreement to be executed as of the date first above written.

Decheng Capital China Life Science USD Fund II, L.P.

By:	/s/ Xiangmin Cui
Name: Xiangmin Cui
Title: Managing Director

Decheng Capital LLC

By:	/s/ Xiangmin Cui
Name: Xiangmin Cui
Title: Managing Director

[Signature Page to Stock Purchase Agreement]

In Witness Whereof, the parties have caused this Agreement to be executed as of the date first above written.

Denlux Capital, Inc.

By:	/s/ Wei Xu
Name: Wei Xu
Title: Director

[Signature Page to Stock Purchase Agreement]

In Witness Whereof, the parties have caused this Agreement to be executed as of the date first above written.

/s/ Ari Chaney
Ari Chaney, Individually

[Signature Page to Stock Purchase Agreement]

In Witness Whereof, the parties have caused this Agreement to be executed as of the date first above written.

/s/ Stephen Fodor
Stephen Fodor, Individually

[Signature Page to Stock Purchase Agreement]

In Witness Whereof, the parties have caused this Agreement to be executed as of the date first above written.

/s/ Jiasheng Song
Jiasheng Song, Individually

[Signature Page to Stock Purchase Agreement]

SCHEDULE I

The Sellers

Decheng Capital China Life Science USD Fund II, L.P.

Decheng Capital LLC

Denlux Capital, Inc.

Ari Chaney

Stephen Fodor

Jiasheng Song

Exhibit A

Certain Definitions

For purposes of the Agreement (including this Exhibit A):

“Affiliate” shall mean, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. For the avoidance of doubt, for purposes of this Agreement, the Company shall be deemed not to be an Affiliate of Buyer prior to the Closing and shall be deemed to be an Affiliate of Buyer from and after the Closing.

“Anti-Corruption Laws” shall mean the Foreign Corrupt Practices Act of 1977, as amended, and the related regulations and published interpretations thereunder or any other similar Law.

“Antitrust Laws” shall mean the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, as amended, the Federal Trade Commission Act, as amended, and all other federal, state and foreign statutes, rules, regulations, orders, decrees, and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

“ARI‑186” shall mean that certain small molecule aryl hydrocarbon receptor agonist referred to by the Company as ARI‑186, with the chemical formula [***], and having the chemical structure set forth in Exhibit C hereto.

“Business Day” shall mean any day that is not: a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in San Diego, California or in New York, New York.

“Closing Date Transaction Expenses” shall mean all costs, fees and expenses, including all legal, accounting, investment banking, financial advisory, service providers, consulting and all other costs, fees and expenses incurred by or on behalf of the Company (or for which is reimbursable by the Company) in connection with the negotiation, consummation or effectuation of the terms and conditions of this Agreement and the consummation of the transactions contemplated by this Agreement, including: (a) any payments made or anticipated to be made by the Company as a brokerage or finders’ fee, agents’ commission or any similar charge, in connection with the consummation of the transactions contemplated by this Agreement; (b) any bonus, severance, change-in-control payments, transaction bonus, retention, or other payment in lieu of any previously promised but ungranted equity award, or similar payment obligations of the Company that become due and payable in connection with the consummation of the transactions contemplated by this Agreement or employee departures from the Company following the Closing pursuant to a resignation for “good reason” or a termination without “cause” (or any similar such terms as defined in any applicable employment, consulting, independent contractor, advisor, or service provider agreement, bonus or incentive compensation arrangement, commission agreement, severance agreement, retention or transaction bonus agreement, or change of control agreement); (c) any liability of the Company under deferred compensation plans, phantom equity plans, severance or bonus plans, or similar arrangements made payable in whole or in part as a result of the transactions contemplated by this Agreement; (d) the portion of any bonuses or commissions accrued, but not paid, prior to Closing; and (e) the employer’s portion of any employment, payroll or similar Taxes with respect to any amounts described in clause (b), (c) or (d).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Common Stock” shall mean the common stock of the Company, par value $0.0001 per share.

“Company Equity Incentive Plan” shall mean that certain 2017 Equity Incentive Plan of the Company, as amended.

“Company Intellectual Property” shall mean all Owned Intellectual Property, and all Intellectual Property licensed or purported to be licensed to the Company.

“Company Material Adverse Effect” shall mean any fact, change, event, circumstance or effect that is materially adverse to the assets, financial condition or existing business of the Company; provided, however, that none of the following (individually or in combination) shall be deemed to constitute, or shall be taken into account in determining whether there has been, a Company Material Adverse Effect: (a) any fact, change, event, circumstance or effect resulting directly or indirectly from general business or economic conditions generally affecting all companies in the Company’s industry, except to the extent such general business, political or economic conditions have a disproportionate effect on the Company as compared to the other companies in the Company’s industry and geographies in which the Company operates; (b) any fact, change, event, circumstance or effect resulting directly or indirectly from acts of war, sabotage, terrorism, cyberattacks or natural acts, including hurricanes, earthquakes, floods, tsunamis, tornadoes, mudslides, fires or other disasters, epidemics, pandemic and other force majeure events, except to the extent such adverse effect has a disproportionate effect on the Company as compared to the other companies in the Company’s industry or industry sector and geographies in which the Company operates; (c) any adverse effect resulting directly or indirectly from the announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement, including any disruption in (or loss of) supplier, service provider, partner or similar relationships or any loss of consultants or contractors (other than for purposes of any representation or warranty contained in Section 2.19 but subject to disclosures in Section 2.19 of the Disclosure Schedule); (d) any fact, change, event, circumstance or effect resulting directly or indirectly from any action taken by the Company at Buyer’s express instruction or direction; (e) the failure of the Company to meet internal expectations or projections (provided that, the underlying causes of such failure may constitute or be taken into account in determining whether there has been or would be a Company Material Adverse Effect); (f) any supply chain disruption affecting products or product candidates of the Company; (g) any adverse effect resulting from any change after the date hereof in accounting requirements or principles or any change after the date hereof in applicable Laws or the interpretation thereof; or (h) any determination or development relating to coverage, reimbursement or payor rules or policies applicable to, or pricing of, any products or product candidates of the Company or any products or product candidates of any competitors of the Company.

“Company Options” shall mean an option to purchase one or more Shares of Company Common Stock issued pursuant to an applicable Company Option agreement.

“Company Preferred Stock” shall mean the Company Series A Preferred Stock, Company Series A‑1 Preferred Stock and Series A‑2 Preferred Stock.

“Company Return” shall mean any Tax Return required to be filed by the Company under applicable Law.

“Company Series A Preferred Stock” shall mean the Company’s Series A Preferred Stock, $0.0001 par value per share.

“Company Series A‑1 Preferred Stock” shall mean the Company’s Series A‑1 Preferred Stock, $0.0001 par value per share.

“Company Series A‑2 Preferred Stock” shall mean the Company’s Series A‑2 Preferred Stock, $0.0001 par value per share.

“Company Stock” shall mean all outstanding shares of capital stock of the Company.

“Confidentiality Agreement” shall mean that certain November 28, 2022, by and between Buyer and the Company.

“Contingent Consideration Payment Date” shall mean the date that any Contingent Payment is due and payable to the Sellers in accordance with the terms of this Agreement.

“Contract” shall mean any contract, plan, undertaking, arrangement, concession, understanding, agreement, agreement in principle, franchise, permit, instrument, license, lease, sublease, note, bond, indenture, deed of trust, mortgage, loan agreement or other binding commitment, whether written or oral.

“Debt” shall mean the outstanding principal amount of, and all interest and other amounts accrued in respect of and all amounts payable at retirement of, (a) any indebtedness for borrowed money of the Company, (b) any obligation of the Company evidenced by bonds, debentures, notes (convertible or otherwise) or other similar instruments, (c) any reimbursement obligation of the Company with respect to letters of credit (including standby letters of credit to the extent drawn upon), bankers’ acceptances or similar facilities issued for the account of the Company, (d) all deferred rent and tenant allowances or obligations for deferred lease inducements calculated in accordance with GAAP, (e) obligations under any interest rate, currency or other hedging agreement, (f) with respect to any indebtedness for borrowed money of the Company, any prepayment penalties, premiums, breakage costs, fees and other costs and expenses, (g) all liabilities of such Person for the deferred purchase price of property, assets, securities, or services (including any milestone, earnout, seller notes, indemnities, post-closing purchase price true-ups or similar payments (whether contingent or otherwise) calculated as the maximum amount payable under or pursuant to such obligation); (h) any declared but unpaid dividends or distributions, or amounts owed to the Sellers or their Affiliates; (i) any unforgiven obligations under any government loan assistance program; (j) all accrued but unpaid severance obligations (including the employer portion of any applicable payroll Taxes); and (k) any obligation of the type referred to in clauses (a) through (j) of another Person the payment of which the Company has guaranteed or for which the Company is responsible or liable, directly or indirectly, jointly or severally, as obligor or guarantor, but excluding any capital leases. “Debt” shall not include (i) any letters of credit to the extent not drawn upon, (ii) non‑cancellable purchase commitments, (iii) surety bonds and performance bonds and (iv) trade payables or other current liabilities in the Ordinary Course of Business.

“Disclosure Schedule” shall mean the disclosure schedule that has been prepared by the Company and the Sellers and delivered or made available to Buyer on the date of the Agreement.

“Employee Benefit Plan” shall mean any plan that is an “employee benefit plan” as defined in Section 3(3) of ERISA; any bonus, stock option, stock purchase, restricted stock, other equity-based compensation arrangement, performance award, incentive, deferred compensation, retiree medical or life insurance, death or disability benefit, supplemental retirement, severance, retention, change in control, employment, consulting, fringe benefit, sick pay and vacation plans, programs, agreements or arrangements; and any other benefit plans, programs, agreements or arrangements, whether written or unwritten and whether subject to ERISA or not.

“Employee Options” shall mean each Vested Option that was granted to the Optionholder in the Optionholder’s capacity as an employee of the Company.

“Entity” shall mean any corporation (including any nonprofit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Environmental Law” shall mean any Law or governmental regulation relating to (a) the protection, preservation or restoration of the environment (including, air, water, vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource); (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, manufacturing, distribution, packaging, registration, production, Release or disposal of, any Hazardous Substances; or (c) safety issues (including human and occupational safety and health), in each case as amended and as in effect on the date hereof.

“Environmental Permit” shall mean any federal, state, local, provincial, or foreign permits, licenses, approvals, registrations, waivers, consents or authorizations required or issued by any Governmental Body under or in connection with any Environmental Law, including any and all orders, consent orders or binding agreements issued by or entered into with a Governmental Body under any applicable Environmental Law.

“Equity Security” shall mean (i) any partnership interests, (ii) any membership interests or units, (iii) any shares of capital stock, (iv) any other interest or participation (including phantom units or interests) that confers on a Person the right to receive a unit of the profits and losses of, or distribution of assets of, the issuing entity, (v) any subscriptions, calls, warrants, options, or commitments of any kind or character relating to, or entitling any Person or entity to purchase or otherwise acquire any of the foregoing, (vi) any securities convertible into or exercisable or exchangeable for any of the foregoing, or (vii) any other interest classified as an equity security of a Person, including any “profits interests”.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliates” shall mean any entity that together with the Company is, or would have been at the relevant time, deemed a “single employer” for purposes of Section 4001(b)(1) of ERISA or Sections 414(b), (c), (m) or (o) of the Code.

“FDA” shall mean the U.S. Food and Drug Administration or any successor agency thereto in the U.S. having substantially the same function.

“FDCA” shall mean the U.S. Federal Food, Drug, and Cosmetic Act, as amended, and the applicable regulations and requirements adopted by the FDA thereunder.

“GAAP” shall mean United States generally accepted accounting principles.

“Government Official” shall mean (a) any officer or employee of any Governmental Body, (b) any Person acting in an official capacity on behalf of a Governmental Body, (c) any officer or employee of a Person that is majority or wholly owned by a Governmental Body, (d) any officer or employee of a public international organization, such as the World Bank or the United Nations, (e) any officer or employee of a political party or any Person acting in an official capacity on behalf of a political party or (f) any candidate for political office.

“Governmental Body” shall mean any national, federal, regional, state, provincial, local, or foreign or other governmental authority or instrumentality, legislative body, court, administrative agency,

regulatory body, commission or instrumentality, including any multinational authority having governmental or quasi-governmental powers, or any other industry self-regulatory authority.

“Hazardous Substance” shall mean petroleum, petroleum hydrocarbons or petroleum products, petroleum by-products, radioactive materials, asbestos or asbestos-containing materials, gasoline, diesel fuel, pesticides, radon, urea formaldehyde, mold, lead or lead-containing materials, polychlorinated biphenyls, per- and polyfluoroalkyl substances, including PFOA, PFOS and GenX; and any other chemicals, materials, substances or wastes in any amount or concentration which are regulated under or for which liability can be imposed under any Environmental Law.

“HIPAA” shall have the meaning set forth in the definition of “Privacy Law” in this Exhibit A.

“HSR Act” shall mean the Hart-Scott-Rodino Anti-trust Improvements Act of 1976, as amended.

“Indication” shall mean a specific disease, disorder or condition that is recognized by the FDA as a disease, disorder or condition; provided, however, that [***].

“Intellectual Property” shall mean the following items of intangible property, including registrations and applications therefor:

(a)
all issued or granted patents (including all utility, utility model and design patents), pending patent applications (including all provisionals, nonprovisionals, national, regional and international applications, as well as original, continuation, continuation-in-part, divisional and continued prosecution applications, reissues, renewals, reversions, extensions and re-examination applications), statutory invention registrations and any term extension or other action by a Governmental Body which provides rights beyond the original expiration date of any of the foregoing, whether within or outside the United States (“Patent Rights”);
(b)
trademarks, service marks, and trade dress, trade names, slogans (and all translations, adaptations, derivations and combinations of the foregoing), whether or not registered, and all registrations and pending applications for registration of the same (“Trademarks”); and other source indicators, together with all goodwill associated with each of the foregoing;
(c)
copyrights and copyrightable works, whether or not registered, and all registrations and pending applications for registration of the same (“Copyrights”);
(d)
domain names and URLs, IP addresses, internet and mobile account names (including social media names, “tags,” and “handles”) (“Domain Names”);
(e)
trade secrets and other rights in know-how and all confidential or proprietary information;
(f)
computer programs and databases, whether in object or source code form; and
(g)
all rights to sue for and receive damages resulting from all past, present and future infringement, misappropriation or other violation of the foregoing.

“Knowledge Individuals” shall mean the following Persons: Peter Colabuono.

“Law” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Legal Proceeding” shall mean any action, cause of action, suit, claim, complaint, dispute, controversy, lawsuit, litigation, arbitration, mediation, proceeding, hearing, inquiry, audit, examination or investigation (in each case, whether civil, criminal, administrative, investigative, appellate or at law or in equity) by or before any court or other Governmental Body or any arbitrator or arbitration panel.

“Liability” shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with accounting principles generally accepted in the United States and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

“Lien” or “Liens” shall mean all liens, mortgages, encumbrances, security interests, claims, charges, pledges, easements, voting trusts or agreement or title or transfer restrictions.

“Losses” shall mean any and all deficiencies, judgments, settlements, losses, damages, interest, fines, penalties, Taxes, costs and expenses (including reasonable legal, accounting and other costs and expenses of professionals incurred in connection with investigating, defending, settling or satisfying any and all demands, claims, actions, causes of action, suits, proceedings, assessments, judgments or appeals, and in seeking indemnification, compensation or reimbursement therefor).

“NDA” shall mean a New Drug Application (as more fully defined in 21 C.F.R. Part 314.5, et seq.) filed with the FDA, or any successor application thereto in the U.S.

“Non-Employee Option” shall mean each Vested Option that is not an Employee Option.

“Non-Recourse Party” shall mean, with respect to a party to this Agreement, any of such party’s former, current and future equity holders, controlling Persons, directors, officers, employees, agents, representatives, Affiliates, members, managers, general or limited partners, or assignees (or any former, current or future equity holder, controlling Person, director, officer, employee, agent, representative, Affiliate, member, manager, general or limited partner, or assignee of any of the foregoing); provided that, for the avoidance of doubt, no party to this Agreement will be considered a Non-Recourse Party.

“Optionholder” shall mean a holder of Company Options.

“Ordinary Course of Business” shall mean the ordinary course of the Company’s business.

“Organizational Documents” shall mean, with respect to any Person that is not an individual, the articles or certificate of incorporation or formation, by-laws, limited partnership agreement, partnership agreement, limited liability company agreement, shareholders agreement, trust agreement or such other organizational documents of such Person.

“Owned Intellectual Property” shall mean the Intellectual Property that is owned or purported to be owned by the Company.

“Ownership Percentage” shall mean, with respect to any outstanding share of Company Stock held by a Seller or any shares of Company Stock underlying a Vested Option held by an Optionholder, the percentage of any applicable payment of the Purchase Price by Buyer allocable to such share pro rata relative to other shares of the same class or series of Company Stock, as the context requires, in each case in accordance with the Organization Documents, applicable Law and the terms of this Agreement (and, if applicable, the Company Plan or terms of the applicable Company Option). Any calculation of Ownership Percentage for a payment to holders of Company Options shall take into account the aggregate exercise price for purposes of such calculation, to the extent such exercise price has not yet been paid by, or otherwise netted against prior payments, to such holders.

“Patent Rights” shall have the meaning set forth in the definition of “Intellectual Property” in this Exhibit A.

“Permit” shall mean a written consent, approval, applicable, license, permit, certificate, registration, listings, certificates of occupancy, privileges, clearance, or other authorization of any nature whatsoever, granted, approved, accepted, allowed by or obtained from any Governmental Body.

“Permitted Encumbrances” shall mean: (a) Liens for Taxes not yet delinquent; (b) mechanics’, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the Ordinary Course of Business for amounts that are not delinquent and that are not, individually or in the aggregate, significant, unless being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established; or (c) licenses or sublicenses granted to others in the Ordinary Course of Business.

“Person” shall mean any individual, Entity or Governmental Body.

“Pre-Closing Tax Period” shall mean any taxable period (or portion thereof) ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such taxable period through the end of the Closing Date.

“Privacy Laws” shall mean, with the exclusion of the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information and Technology for Economic and Clinical Health Act, and the regulations promulgated pursuant thereto, (“HIPAA”) and federal, state, local and foreign Laws, rules, regulations and guidance restricting the use and disclosure of individually identifiable health information, all applicable Laws governing the collection, use or disclosure of Personal Information by the Company.

“Product” shall mean [***].

“Recall” shall mean any request by a Governmental Body or other Person for a product to be recalled, withdrawn, removed, suspended, seized, the subject of a corrective action or other field action, or discontinued (whether voluntarily or otherwise).

“Reference Time” shall mean 12:01 a.m., San Diego, California time, on the Closing Date.

“Registered IP” shall mean all Intellectual Property that is registered, filed, or issued under the authority of any Governmental Body or, solely for Domain Names, private registrar, including all Patent Rights, registered Copyrights, registered Trademarks, Domain Names and all applications for any of the foregoing.

“Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, migrating, leaching, dumping, or disposing of a Hazardous Substance.

“Securityholders” means the Sellers and holders of Vested Options.

“Standard Contracts” shall mean (a) “shrink wrap” or other licenses for generally commercially available software (including open-source software) or hosted services, and (b) nondisclosure agreements entered into in the Ordinary Course of Business.

“Straddle Period” shall mean any taxable period beginning on or before and ending after the Closing Date.

“Subsidiary” shall mean, with respect to any Person, any partnership, limited liability company, corporation or other business entity of which (a) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other subsidiaries of that Person or a combination thereof, or (b) if a partnership, limited liability company or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more subsidiaries of that Person or a combination thereof.

“Tax” or “Taxes” shall mean all U.S. federal, state, or local or non-U.S. income, gross receipts, profits, windfall profits, alternative, value added, ad valorem, severance, property, occupation, production, sales, use, duty, license, lease, premium, excise, franchise, payroll, employment, unemployment, stamp, transfer, capital stock, withholding, environmental, customs duties, social security, disability, add-on minimum, estimated, or similar taxes or other charges or fees in the nature of a tax, together with any interest, additions, or penalties with respect thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Return” shall mean any return, declaration, statement, report, form, or other document, including any schedule thereto or any amendment thereof, with respect to Taxes filed or required to be filed with a Governmental Body.

“Transaction Documents” shall mean this Agreement and the Option Cancellation Agreement.

“Transfer Taxes” shall mean any sales, use, stock transfer, value added, real property transfer, real property gains, transfer, stamp, registration, documentary, recording, or similar Taxes incurred in connection with the transactions contemplated by this Agreement.

“Treasury Regulations” shall mean the regulations promulgated under the Code.

“Unpaid Pre-Closing Taxes” shall mean (a) any Taxes of the Company relating or attributable to any Pre-Closing Tax Period (including such Taxes that are not yet due and payable, and including, without duplication, any Taxes of Buyer, the Company or any Affiliate thereof in a period beginning on or after the Closing Date attributable to the Tax Accrual Amounts); (b) any Taxes of a Person other than the Company for which the Company (or any predecessor of the Company) is liable (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Tax Law) as a result of having been a member of an affiliated, consolidated, combined, unitary or similar group (including any arrangement for group or consortium relief or similar arrangement) before the Closing or (ii) as a result of an express or implied obligation to indemnify such Person, as a transferee or successor, by Contract, by operation of Law or otherwise as a result of an event or transaction occurring before the Closing, and (c) any Taxes attributable to the transactions contemplated by this Agreement, including, without limitation, any Transfer Taxes that are the responsibility of Sellers pursuant to Section 4.2(d).

“United States” or “U.S.” shall mean the United States of America, including its territories and possessions.

“U.S.C.” shall mean the United States Code.

“Valid Claim” shall mean a claim contained in (a) an issued and unexpired patent which has not been held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through abandonment, reissue, disclaimer or otherwise or (b) a patent application that has not been irretrievably cancelled, withdrawn or abandoned and that has been pending for less than seven (7) years from the filing date from which such claim takes priority. If a claim of a patent application that ceased to be a Valid Claim under clause (b) of the preceding sentence because of the passage of time later issues as a part of a patent within clause (a) of the preceding sentence, then it shall again be considered a Valid Claim effective as of the issuance of such patent.

Exhibit B

Form Option Cancellation Agreement

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EXHIBIT C

ARI-186

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